Exhibit 99.2

STOCK PURCHASE AGREEMENT

dated as of

April 27, 2006

among

MEADWESTVACO CORPORATION,

SAINT-GOBAIN CORPORATION,

SAINT-GOBAIN DELAWARE CORPORATION

and

EACH OTHER “SELLER” NAMED HEREIN

relating to the purchase and sale

of

SAINT-GOBAIN CALMAR INC. AND RELATED COMPANIES

i

		PAGE

	ARTICLE 12
	SURVIVAL; INDEMNIFICATION
Section 12.01.	Survival	66
Section 12.02.	Indemnification	66
Section 12.03.	Procedures	68
Section 12.04.	Calculation of Damages	71
Section 12.05.	Assignment of Claims	72
Section 12.06.	Exclusivity	72

	ARTICLE 13
	TERMINATION

Section 13.01.	Grounds for Termination	72
Section 13.02.	Effect of Termination	73

	ARTICLE 14
	MISCELLANEOUS

Section 14.01.	Notices	73
Section 14.02.	Amendments and Waivers	74
Section 14.03.	Expenses	75
Section 14.04.	Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege	75
Section 14.05.	Successors and Assigns	75
Section 14.06.	Governing Law	75
Section 14.07.	Jurisdiction	76
Section 14.08.	WAIVER OF JURY TRIAL	76
Section 14.09.	Counterparts; Effectiveness; Third Party Beneficiaries	76
Section 14.10.	Entire Agreement	76
Section 14.11.	Severability	77
Section 14.12.	Schedules	77

Exhibits

Exhibit A	Form of Due Diligence Confirmation Request
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Third Amendment to Brazil Lease Agreement
Exhibit D-1	Form of License Agreement
Exhibit D-2	Form of Supply Agreement
Exhibit E	Form of Certificate to be Delivered to Buyer at Closing

STOCK PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of April 27, 2006 among MeadWestvaco Corporation, a Delaware corporation (“Buyer”), Saint-Gobain Delaware Corporation, a Delaware corporation (“SG Delaware”), Saint-Gobain Vidros SA, a Brazilian corporation (“SG Vidros”), Saint-Gobain Sekurit Mexico S.A. de C.V., a Mexican corporation (“SG Sekurit”), Saint-Gobain Desjonqueres North America, Inc., a Delaware corporation (“SG Desjonqueres”), Saint-Gobain La Granja SA, a Spanish corporation (“SG La Granja”), Saint-Gobain Kipfenberg GmbH, a German corporation (“SG Kipfenberg”), Saint-Gobain Vetri S.p.A., an Italian corporation (“SG Vetri”), and Saint-Gobain Corporation, a Pennsylvania corporation (“SG Corporation”). Each of SG Delaware, SG Vidros, SG Sekurit, SG Desjonqueres, SG La Granja, SG Kipfenberg and SG Vetri is hereinafter referred to as a “Seller” and collectively as “Sellers”.

W I T N E S S E T H :

WHEREAS, Sellers and their Affiliates own the outstanding shares of capital stock of the Companies (as defined below) as set forth on Schedule 3.06 hereto (such shares of capital stock owned by each Seller are referred to herein as such Seller’s “Company Shares”); and

WHEREAS, each Seller desires to sell to Buyer, and Buyer desires to purchase from such Seller, such Seller’s Company Shares upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that (i) none of the Companies or Subsidiaries shall be considered an Affiliate of any Seller or any of such Seller’s Affiliates (other than the Companies and Subsidiaries) and (ii) none of Sellers or their Affiliates (other than the Companies and Subsidiaries) shall be considered an Affiliate of any Company or any Subsidiary.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other applicable federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, zoning or land use regulation or ordinance, permit, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Baggett & Boshears Liabilities” means any liability (including legal expenses) arising from the litigation Jamie Baggett and Larry Boshears et al. v. Saint-Gobain Calmar, Inc. (Circuit Court of Jackson County, Missouri-Independence) and Marion Michael DiStefano, et al. v. Saint-Gobain Calmar, Inc. (Circuit Court of Jackson County, Missouri-Independence).

“Balance Sheet” means the audited combined balance sheet of the Calmar Business as of December 31, 2005.

“Balance Sheet Date” means December 31, 2005.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Calmar Business” means the business, assets, liabilities and results of operations of the Companies and Subsidiaries, taken as a whole.

“Calmar Germany” means Saint-Gobain Calmar GmbH.

“Calmar Spain” means Saint-Gobain Calmar S.A.

“Cash” means, as of any given date, the sum of the aggregate amounts of the following balance sheet line items (or substantially similar line items) as of such date: Cash and Equivalents. Examples of each of the line items referenced in this definition are set forth on Schedule 1.01.

“City of Industry Facility” means the facility located at 333 South Turnbull Canyon Road, City of Industry, California.

“City of Industry Liabilities” means any liability arising under Environmental Law relating to the City of Industry Facility and relating to the ownership or operation of real property by, or the operation of the business of, any Company or Subsidiary or any predecessor thereof on or prior to the Closing, including without limitation any such liability resulting from contamination existing or occurring at, on, under or migrating from the City of Industry Facility and any such liability resulting from or relating to the Puente Valley Operable Unit of the San Gabriel Superfund Site.

“Closing Cash” means the amount of Cash as shown on the Closing Balance Sheet.

“Closing Date” means the date of the Closing.

“Closing Debt” means the aggregate principal amount of Debt (plus any interest accrued on and other amounts owed in respect of such Debt) as shown on the Closing Balance Sheet.

“Closing Working Capital” means the amount of working capital (calculated in the same manner as the Reference Working Capital) as shown on the Closing Balance Sheet.

“Company” means each entity set forth on Schedule 3.05(a), and “Companies” means all of such entities.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case with respect to or arising under or out of any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained or otherwise contributed to by Sellers, any Company and any Subsidiary at any time.

“Davies Pension Liabilities” means any liability arising from any claim Phillip Davies has or may have against any Company or Subsidiary for pension benefits with respect to his employment by any Company or Subsidiary prior to the date hereof.

“Debt” means, as of any given date, the sum of the aggregate amounts of the following balance sheet line items (or substantially similar line items) as of such date: (i) Long Term Debt – Third Party and (ii) Current Portion of LT Debt

– Third Party. For the avoidance of doubt, “Debt” shall not include any of the following intercompany balance sheet line items (or substantially similar line items): (a) Short Term Borrowings, (b) Short Term Loans Receivable, (c) Accounts & Notes Receivable – Related Party, (d) Trade Accounts & Notes Payable – Related Party, or (e) Long Term Due To / From Related Parties. Examples of each of the line items referenced in this definition are set forth on Schedule 1.01.

“EC Merger Regulations” means Council regulation (EEC) No. 139/2004 of January 20, 2004 on the Control of Concentrations between Undertakings, and the regulations and decisions of the Council or Commission of the European Community or other organs of the European Union or European Community implementing such regulations.

“Environmental Laws” means any Applicable Law that has as its principal purpose the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Final Cash” means Closing Cash (i) as shown in Seller Representative’s calculation delivered pursuant to Section 2.03(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b), (ii) if such a notice of disagreement is delivered, as agreed by Buyer and Seller Representative pursuant to Section 2.03(c), or (iii) in the absence of such agreement, as shown in the independent accountants’ calculation delivered pursuant to Section 2.03(c); provided that in no event shall Final Cash be more than Seller Representative’s calculation of Closing Cash delivered pursuant to Section 2.03(a) or less than Buyer’s calculation of Closing Cash delivered pursuant to Section 2.03(b).

“Final Debt” means Closing Debt (i) as shown in Seller Representative’s calculation delivered pursuant to Section 2.03(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b), (ii) if such a notice of disagreement is delivered, as agreed by Buyer and Seller Representative pursuant to Section 2.03(c), or (iii) in the absence of such agreement, as shown in the independent accountants’ calculation delivered pursuant to Section 2.03(c); provided that in no event shall Final Debt be less than Seller Representative’s calculation of Closing Debt delivered pursuant to Section 2.03(a) or more than Buyer’s calculation of Closing Debt delivered pursuant to Section 2.03(b).

“Final Working Capital” means Closing Working Capital (i) as shown in Seller Representative’s calculation delivered pursuant to Section 2.03(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b), (ii) if such a notice of disagreement is delivered, as agreed by Buyer and Seller Representative pursuant to Section 2.03(c), or (iii) in the absence of such agreement, as shown in the independent accountants’ calculation delivered pursuant to Section 2.03(c); provided that in no event shall Final Working Capital be more than Seller Representative’s calculation of Closing Working Capital delivered pursuant to Section 2.03(a) or less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.03(b).

“Foreign Company” means any Company or Subsidiary that is not a U.S. person within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental authority, department, court, tribunal, commission, agency or official, including any political subdivision thereof.

“Hazardous Materials” means any substance, material or waste that is regulated or governed by any Environmental Law applicable to the jurisdiction in which such substance, waste or contaminant is located, including, without limitation, (i) any hazardous, acutely hazardous, radioactive or toxic substance, material or waste defined and regulated as such under any such Environmental Laws, (ii) any asbestos or asbestos-containing materials, and (iii) any petroleum or fractions thereof, chlorinated hydrocarbons, or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Right” means any trademark, service mark, trade name, domain name, mask work, invention, patent, trade secret, copyright, know-how (including any applications, registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“knowledge of Sellers,” “Sellers’ knowledge” or any other similar knowledge qualification in respect of any Seller in this Agreement means the actual knowledge of Jerome Fessard, Jean-François Phelizon, Jean-Pierre Floris, Jacques Fineschi, John Mesher, Shawn Puccio, Jose Borrat (with respect to non-U.S. tax matters only), David Steen (with respect to U.S. tax matters only) or Steven Messmer (with respect to U.S. tax matters only); provided that such persons shall have made inquiry of John McKernan, Ben Scheu, Walt Witkowski, Francois-Xavier Gilbert, Eric Placidet, Dick Huebner, Keith Dempton and Guillaume de Demandolx in the form of the due diligence confirmation request attached as Exhibit A.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any Company or Subsidiary and used in connection with the Calmar Business.

“Lien” means, with respect to any property or asset, any mortgage, lien (including environmental and tax liens), pledge, charge (statutory or otherwise), security interest, easement, right of way, limitation, encroachment, declaration, right, option, conditional sale or other title retention agreement or encumbrance of any kind in respect of such property or asset, be it a right in rem or an obligatory right, and including real property conditions, covenants and restrictions.

“Long-Term Disability Liabilities” means liability for long-term disability benefits (and related healthcare costs) for Calmar Delaware employees who on the Closing Date are (i) receiving long-term disability benefits or (ii) are receiving short-term disability benefits and immediately after the end of the six-month short-term disability period commence receipt of long-term disability benefits.

“Material Adverse Effect” means a material adverse effect on the Calmar Business, except any such effect resulting from or arising in connection with (i) this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, or the announcement or consummation of this Agreement or the other Transaction Agreements or such transactions, (ii) changes or conditions generally affecting any industry in which any Company or Subsidiary operates, except to the extent the Calmar Business is affected in a disproportionate manner as compared to other businesses in the same industry, (iii) changes in economic or political conditions generally, (iv) the announcement, declaration, commencement, occurrence, continuation or threat of any war or armed hostilities, any act or acts of terrorism or any public health or other public emergency or crisis, (v) seasonal fluctuations affecting any Company or Subsidiary or the Calmar Business consistent with past fluctuations, (vi) changes in GAAP, (vii) any adverse change, effect, event, occurrence, state of facts or development that could be reasonably expected to arise from or relate to any matter set forth on any Schedule attached hereto, or (viii) the Specified Liabilities.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any Company or Subsidiary and used in connection with the Calmar Business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Realex Subsidiary Liabilities” means any liability associated with any subsidiary or business unit of Realex Corporation, a subsidiary of the Companies that was acquired in 1985 and that had manufactured and/or distributed artificial sweeteners or chemical products.

“Reference Working Capital” means (i) those line items shown on the Balance Sheet comprising total current assets minus (ii) those line items shown on the Balance Sheet comprising total current liabilities, in each case, as set forth on, and calculated in the manner shown in, Schedule 1.01. For the avoidance of doubt, such line items shall not include any reserve or liability accrued with respect to any Specified Liabilities.

“Retiree Healthcare Liabilities” means liabilities for retiree healthcare benefits for employees of the Companies and Subsidiaries in the United States, hired prior to July 1, 1997, who are eligible to receive such benefits at the time of Closing. For purposes of calculating the Retiree Healthcare Liabilities, an eligible employee’s service shall be deemed to end on the earlier of (x) three years after the Closing or (y) the termination of such employee’s employment with any Company, Subsidiary, Buyer or an Affiliate thereof.

“Schedules” means the disclosure schedules to this Agreement dated as of the date hereof.

“Specified Liabilities” means the City of Industry Liabilities, the Davies Pension Liabilities, the Baggett & Boshears Liabilities, the Realex Subsidiary Liabilities, the Long-Term Disability Liabilities and the Retiree Healthcare Liabilities.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Company.

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“U.S. Company” means any Company or Subsidiary that is a U.S. person within the meaning of Section 7701(a)(30) of the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(b) All statements of or references to dollar amounts in this Agreement are to the lawful currency of the United States of America, except as otherwise specified.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Allocation	9.08
Ancillary Agreements	2.02(b)(iii)
Agreement	Preamble
Buyer	Preamble
Calmar Delaware	2.02(b)(iii)
Claim	12.03(a)
Closing	2.02(a)
Closing Balance Sheet	2.03(a)
Code	9.01
Combined Tax	9.01
Company Employee	10.01(a)
Company Shares	Preamble
Corporate Name Transition Period	7.04
Covered Person	7.05
CTRC	6.04(c)
Current Representation	14.04
Damages	12.02(a)
Data Room	3.18(a)
Designated Person	14.04
Employee Plans	3.18(a)
Environmental Claim	12.03(b)
Environmental Matters	12.03(g)
Environmental Permits	3.19(a)(ii)
Federal Tax	9.01
Final Determination	9.01
Indemnified Party	12.03(a)
Indemnifying Party	12.03(a)
Insurance Policies	3.15
Intercompany Accounts	6.04

Term	Section
International Plan	3.18(f)
Leased Real Property	3.13
Loss	9.06(a)
Material Contract	3.10(b)
Month End Date	2.02
Multiemployer Plan	3.18(c)
Non-Disclosure Agreement	7.01
Occurrence Based Policy	8.04(a)
Owned Real Property	3.13(a)
PBGC	3.18(b)
Permitted Liens	3.13(b)(v)
Post-Closing Representation	14.04
Post-Closing Tax Period	9.01
Potential Contributor	12.05
Pre-Closing Tax Period	9.01
Pre-Closing Workers Compensation Liabilities	8.05(a)
Privileged Information	12.03(j)
Privileges	12.03(j)
Prior Welfare Plan	10.01(b)
Purchase Price	2.01
Returns	9.01
Seller or Sellers	Preamble
Seller Group	9.01
Seller Representative	6.06
Seller Trademarks and Tradenames	7.03(a)
SG Corporation	Preamble
SG Delaware	Preamble
SG Desjonqueres	Preamble
SG Kipfenberg	Preamble
SG La Granja	Preamble
SG Sekurit	Preamble
SG/Seller Corporation Net Worth	6.12
SG Vidros	Preamble
SG Vetri	Preamble
Significant Customer	3.23
Successor Welfare Plan	10.01(b)
Tax	9.01
Tax Asset	9.01
Tax Claim	9.04
Taxing Authority	9.01
Termination Date	13.01
Third Party Claim	12.03(b)
Transfer Fees	9.03(f)
U.S. Pension Plan	10.01(d)

Section 1.02 . Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell and transfer to Buyer or Buyer’s permitted assignees, and Buyer agrees to purchase and acquire or to cause its permitted assignees to purchase and acquire from such Seller, such Seller’s Company Shares at the Closing. The aggregate purchase price (the “Purchase Price”) for all of the Company Shares is $709,950,000. The Purchase Price shall be paid as provided in Section 2.02, and shall be subject to adjustment as provided in Section 2.04. Sellers and Buyer shall cooperate to reach an agreement regarding the allocation of the Purchase Price among the Company Shares. If Sellers and Buyer are unable to reach an agreement regarding the allocation of the Purchase Price within six months after the Closing Date, Sellers, on the one hand, and Buyer and its Affiliates, on the other hand, may each use their own allocation of the Purchase Price; provided, that, if Applicable Law in a jurisdiction in which a Company is organized requires an agreed allocation of the Purchase Price to the shares of such Company, the parties shall agree to such allocation within the period required by Applicable Law.

Section 2.02. Closing. (a) The closing (the “Closing”) of the purchase and sale of the Company Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on the last day of the month (the “Month End Date”) in which the conditions set forth in Article 11 are satisfied (or waived by the party or parties entitled to the benefit of such conditions) or, if the Month End Date is not a Business Day, the first Business Day thereafter, or at such other time or place as Buyer and Sellers may agree.

(b) At the Closing:

(i) Buyer shall, on behalf of itself and as agent for its permitted assignees, deliver to the Seller Representative, as agent for the Sellers, the Purchase Price in immediately available funds by wire transfer to an account designated by Seller Representative (as agent for the Sellers), by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller Representative in such amount).

(ii) Each Seller shall deliver to Buyer or Buyer’s permitted assignees certificates for such Seller’s Company Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

(iii) Each party hereto shall execute and deliver each of the following agreements (the “Ancillary Agreements”) to which it is a party:

(A) the Transition Services Agreement between SG Corporation and Buyer substantially in the form attached as Exhibit B hereto;

(B) the Third Amendment to the Lease Agreement between SG Vidros and Saint-Gobain Calmar Brasil Ltda, a Brazilian corporation, relating to the portion of SG Vidros’s facility at 394 Santa Marina Avenue, Sao Paulo, Brazil, currently used by Saint-Gobain Calmar Brasil Ltda, substantially in the form attached as Exhibit C hereto;

(C) the License Agreement between Saint-Gobain Performance Plastics Corporation, a California corporation, and Saint-Gobain Calmar Inc., a Delaware corporation (“Calmar Delaware”), relating to the technology referred to in Section 6.10, to be licensed to Saint-Gobain Performance Plastics Corporation, substantially in the form attached as Exhibit D-1 hereto; and

(D) the Supply Agreement between Saint-Gobain Performance Plastics Corporation, a California corporation, and Calmar Delaware, relating to the supply of tubing for use in connection with the technology referred to in Section 6.10 substantially in the form attached as Exhibit D-2 hereto.

Section 2.03. Closing Balance Sheet. (a) As promptly as practicable, but no later than 90 days, after the Closing Date, Seller Representative will cause to be prepared and delivered to Buyer an audited combined balance sheet of the Companies and Subsidiaries as of the close of business on the Closing Date (or, if the Closing Date does not fall on the Month End Date, the Month End Date) (such audited combined balance sheet, the “Closing Balance Sheet”), together with a certificate based on such Closing Balance Sheet setting forth Seller Representative’s calculations of (i) Closing Debt, (ii) Closing Cash and (ii) Closing Working Capital along with the supporting details and working papers for those calculations. For the purpose of the preceding sentence, the audit shall be conducted by PricewaterhouseCoopers, with the costs of the audit to be borne equally by Buyer, on the one hand, and Sellers, on the other hand. The Closing Balance Sheet shall (x) be prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the Balance Sheet, (y) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet and (z) include line items substantially consistent with those in the Balance Sheet, except as set forth in Schedule 2.03(a). For the purposes of this Section 2.03, to the extent practicable, in the Seller Representative’s preparation of the Closing Balance Sheet, Buyer and its advisors, shall be (1) permitted to observe inventory counts and reviewing asset and liability values, (2) permitted to review the working papers of the audit of the Closing Balance Sheet once delivered in accordance with this Section 2.03(a), and (3) informed by the Sellers of GAAP adjustments; in each case at Buyer’s own expense.

(b) If Buyer disagrees with Seller Representative’s calculations of Closing Debt, Closing Cash or Closing Working Capital delivered pursuant to Section 2.03(a), Buyer may, within 30 days after delivery of the documents referred to in Section 2.03(a), deliver a notice to Seller Representative disagreeing with such calculation of Closing Debt, Closing Cash or Closing Working Capital, as the case may be, setting forth Buyer’s calculation of such amount of Closing

Debt, Closing Cash or Closing Working Capital, as the case may be, and in reasonable detail Buyer’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculations of Closing Debt, Closing Cash and Closing Working Capital delivered pursuant to Section 2.03(a).

(c) If a notice of disagreement shall be duly delivered pursuant to Section 2.03(b), Buyer and Seller Representative shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as applicable, the amount of Closing Debt, Closing Cash or Closing Working Capital. If, during such period, Buyer and Seller Representative are unable to reach such agreement, they shall promptly thereafter cause Deloitte & Touche (or such other independent accountants mutually agreed by Buyer and Seller Representative) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Debt, Closing Cash or Closing Working Capital, as the case may be. In making such calculation, such independent accountants shall consider only those items or amounts in Closing Debt, Closing Cash or Closing Working Capital, as the case may be, as to which Buyer has disagreed. Such independent accountants shall deliver to Buyer and Seller Representative, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and all Sellers. The aggregate costs of any such review and report arising out of disagreements over Closing Debt, Closing Cash or Closing Working Capital shall be borne (i) by Sellers if (x) the aggregate difference between (A) Final Debt, Final Cash and Final Working Capital and (B) Seller Representative’s calculations of the Closing Debt, Closing Cash and Closing Working Capital, respectively, delivered pursuant to Section 2.03(a) is greater than (y) the aggregate difference between (A) Final Debt, Final Cash and Final Working Capital and (B) Buyer’s calculations of Closing Debt, Closing Cash and Closing Working Capital, respectively, delivered pursuant to Section 2.03(b), (ii) by Buyer if the first such difference is less than the second such difference or (iii) otherwise equally by Buyer, on the one hand, and Sellers, on the other hand.

(d) Buyer and Sellers agree that they will, and Buyer agrees to cause each Company and Subsidiary to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculations of Closing Debt, Closing Cash and Closing Working Capital and in the conduct of the reviews referred to in this Section 2.03, including making available to the extent necessary books, records, work papers and personnel.

Section 2.04. Adjustment of Purchase Price. (a) If Reference Working Capital exceeds Final Working Capital, Seller Representative, as agent for the Sellers, shall pay to Buyer, on behalf of itself and as agent for its permitted assignees, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(d), the amount of such excess. If Final Working Capital exceeds Reference Working Capital, Buyer shall, on behalf of itself and as agent for its assignees, pay to Seller Representative, as agent for the Sellers, in the manner and with interest as provided in Section 2.04(d), the amount of such excess. Sellers’ obligations pursuant to this Section 2.04(a) shall be joint and several.

(b) Seller Representative, as agent for the Sellers, shall pay to Buyer, on behalf of itself and as agent for its permitted assignees, as an adjustment to the Purchase Price, the amount of Final Debt, in the manner and with interest as provided in Section 2.04(d). Sellers’ obligations pursuant to this Section 2.04(b) shall be joint and several.

(c) Buyer, on behalf of itself and as agent for its permitted assignees, shall pay to Seller Representative, as agent for the Sellers, as an adjustment to the Purchase Price, the amount of Final Cash, in the manner and with interest as provided in Section 2.04(d).

(d) The parties agree that the aggregate amount of any payment required to be made pursuant to Sections 2.04(a), 2.04(b) or 2.04(c) shall be netted against each other payment required to be made pursuant to any of such Sections. Any such net payment shall be made at a mutually convenient time and place, within 20 days after Final Debt, Final Cash and Final Working Capital have been determined, by delivery by Buyer or Seller Representative (on behalf of Sellers), as the case may be, of a certified or official bank check payable in immediately available funds to Seller Representative or Buyer (as the case may be) or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of such net payment to be made pursuant to this Section 2.04(d) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(e) If it is discovered during the preparation of the Closing Balance Sheet that the Balance Sheet was not prepared in accordance with GAAP, the parties agree that the Balance Sheet and the Reference Working Capital shall be restated in accordance with GAAP for the sole purpose of calculating the purchase price adjustment pursuant to Section 2.03 and this Section 2.04 and for no other purpose, and references to those terms in this Section 2.04 shall be to those amounts as restated. The parties agree that the purchase price adjustment to be made pursuant to this Section 2.04 will not include items that are not part of the Closing Working Capital and Final Working Capital calculations. Except as otherwise contemplated in this Section 2.04(e), neither Section 2.03 nor Section 2.04 is intended to be used to adjust for errors or omissions that may be found with respect to the Balance Sheet or any inconsistencies between the Balance Sheet and GAAP, for which Article 12 shall be the sole and exclusive remedy.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules, each Seller represents and warrants to Buyer (as to itself and as to the Companies and Subsidiaries set forth opposite the name of such Seller on Schedule 3.06 and related Subsidiary on Schedule 3.07) as of the date hereof and as of the Closing Date that:

Section 3.01. Corporate Existence and Power. Such Seller and each such Company is an entity duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of organization. Such Seller and each such Company has all corporate or other organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had or would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.01, no such Seller or Company is insolvent or subject to any winding-up, liquidation, bankruptcy or other similar proceedings. Each such Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.02. Corporate Authorization. The execution, delivery and performance by such Seller of this Agreement and any Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate or other organizational powers of such Seller and have been duly authorized by all necessary corporate or other organizational action on the part of such Seller. This Agreement constitutes, and each such Ancillary Agreement upon execution and delivery by such Seller will constitute, a valid and binding agreement of such Seller.

Section 3.03. Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement and any Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) any other applicable Antitrust Laws and (iii) any such action or filing as to which the failure to make or obtain has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.04. Noncontravention. The execution, delivery and performance by such Seller of this Agreement and any Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws or any equivalent organizational documents of such Seller or any such Company or Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) except as disclosed in Schedule 3.04, require any consent, payment from or to, or other action by any Person under, constitute a default under, or give rise to any right of termination, right of first refusal, right of pre-emption, cancellation or acceleration of any right or obligation of such Seller or any such Company or Subsidiary or to a loss of any benefit to which such Seller or any such Company or Subsidiary is entitled under any provision of any agreement or other instrument binding upon such Seller or any such Company or Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of any such Company or Subsidiary, except for any Permitted Liens, with such exceptions, in the case of each of clauses (ii) through (iv), as, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.05. Capitalization. (a) Schedule 3.05(a) sets forth the authorized capital stock (if applicable) and, as of the date hereof, the outstanding capital stock, of each such Company.

(b) All outstanding shares of capital stock of each such Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of any such Company, (ii) securities of any such Company convertible into or exchangeable for shares of capital stock or voting securities of such Company, (iii) options, warrants or other rights to acquire from any such Company, or other obligation of any such Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Company or (iv) outstanding obligations of any such Company or Subsidiary to repurchase, redeem or otherwise acquire any of the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii).

Section 3.06. Ownership of Company Shares. Except as disclosed in Schedule 3.06, on the date hereof, such Seller holds all record and beneficial ownership of the shares set forth opposite the name of such Seller on Schedule

3.06, free and clear of any Lien. As of the Closing, such Seller will hold all record and beneficial ownership of all Company Shares free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to such shares free and clear of any Lien.

Section 3.07. Subsidiaries. (a) Each such Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each such Subsidiary has all corporate or other organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had or would not reasonably be expected to have a Material Adverse Effect. No such Subsidiary is subject to any winding-up, liquidation, bankruptcy or other similar proceedings. All such Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.07. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of each such Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable and, except as disclosed in Schedule 3.07, is owned by one of such Companies, directly or indirectly, free and clear of any Lien. Except as disclosed in Schedule 3.07, there are no outstanding (i) shares of capital stock or voting securities of any such Subsidiary, (ii) securities of any such Company or Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary, (iii) options, warrants or other rights to acquire from any such Company or Subsidiary, or other obligation of any such Company or Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary or (iv) obligations of any such Subsidiary to repurchase, redeem or otherwise acquire any of the items in clauses 3.07(b)(i), 3.07(b)(ii) and 3.07(b)(iii).

Section 3.08. Financial Statements. The Balance Sheet, the audited combined balance sheet as at December 31, 2004 and the related audited combined statements of income and cash flows for the years ended December 31, 2005 and 2004 of the Calmar Business attached as Schedule 3.08 have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position of the Calmar Business at December 31, 2005 and 2004, respectively, and the results of its operations and cash flows for the years then ended.

Section 3.09. Absence of Certain Changes. Except as disclosed in Schedule 3.09, as may have been affected by acts permitted by the Transaction Agreements or with respect to any Specified Liabilities, since the Balance Sheet Date, the business of such Companies and Subsidiaries has been conducted in the ordinary course and consistent with past practice and there has not been:

(a) any event, occurrence or development (including incurrence of any liabilities) which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) any amendment of (i) any material term of any outstanding debt security of any such Company or Subsidiary, or (ii) any term of any outstanding equity security of any such Company or Subsidiary;

(c) any incurrence, assumption or guarantee by any such Company or Subsidiary of any indebtedness for borrowed money that is material to the Calmar Business, other than in the ordinary course of business and consistent with past practice;

(d) any making of any loan, advance or capital contributions to, or investment in, any Person that is material to the Calmar Business, other than loans or advances made in the ordinary course of business;

(e) any acquisition or disposition of assets or business, in either case, that is material to the Calmar Business, other than in the ordinary course of business or those contemplated by this Agreement;

(f) any material change in any method or principle of Tax or financial accounting or accounting practice by any such Company or Subsidiary except for any such change required by reason of a concurrent change in GAAP or applicable foreign statutory accounting rules or requirements;

(g) any material Tax election, any closing agreement, settlement or compromise with respect to any material Tax claim or assessment, any adjustment of any material Tax attribute, any claim for a refund of material Taxes surrendered or filed, any waivers or consents extending the statutory period of limitations with respect to the collection or assessment of any material Taxes; or

(h) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director or senior officer of any such Company or Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance pay to any director or senior officer of any such Company or Subsidiary, or (iii) increase in compensation or other benefits payable to any director or senior officer of any such Company or Subsidiary pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business.

Section 3.10. Material Contracts. (a) Except as disclosed in Schedule 3.10, as expressly contemplated or permitted by the Transaction Agreements or with respect to any Specified Liabilities, none of such Companies or Subsidiaries is a party to or bound by:

(i) any lease agreement (whether of real or personal property) providing for annual rentals of $500,000 or more that cannot be terminated on not more than one year’s notice without payment by any such Company or Subsidiary of any material penalty;

(ii) any agreement for the pending purchase of land (including rights to use such land) or real property by any such Company or Subsidiary which would be material to the operation of the Calmar Business and any agreement for the construction of manufacturing facilities on such land entered into by such Company or Subsidiary;

(iii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (other than real property) providing for either (A) annual payments by any such Company or Subsidiary of $500,000 or more or (B) aggregate payments by any such Company or Subsidiary together with the other Companies and Subsidiaries of $1,000,000 or more, in each case that cannot be terminated on less than one year’s notice without payment by any such Company or Subsidiary of any material penalty;

(iv) any sales, agency, distribution or other similar agreement providing for the sale by any such Company or Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual payments to such Company and/or Subsidiary of $1,000,000 or more or that provides for one-time payments to such Company and/or Subsidiary of $1,000,000 or more;

(v) any material partnership, joint venture or other similar agreement or arrangement;

(vi) any (A) licensing agreement or arrangement involving the licensing of Intellectual Property Rights (i) providing for annual payments of $250,000 or more or (ii) that is otherwise material to the Calmar

Business or (B) any sub-licensing agreement or arrangement of Intellectual Property Rights (i) providing for annual payments of $150,000 or more or (ii) that is otherwise material to the Calmar Business, which is the subject of the licensing agreement or arrangement referred to in Section 3.10(a)(vi)(A) above;

(vii) any written agreement or binding arrangement with a Person who is not a Company Employee in respect of collaboration for any material research and development activities;

(viii) any agreement that provides for the payment of an annual commission in excess of $100,000 to a Person by any such Company or Subsidiary;

(ix) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that (A) was entered into since August 1, 1998, or (B) relates to currently continuing material obligations of any Company or Subsidiary, other than, in each case, agreements entered into exclusively among Sellers and their Affiliates in respect of the transfer of ownership of capital stock of any such Company or Subsidiary;

(x) any agreement relating to any guaranty, surety or similar obligation or indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $500,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01;

(xi) any agreement that limits the freedom of any such Company or Subsidiary (or after Closing, any of their Affiliates) to compete in any line of business or with any Person or in any area; or

(xii) any agreement material to the Calmar Business with such Seller or any Affiliate of such Seller.

(b) Except as disclosed in Schedule 3.10, each agreement, contract, plan, lease, arrangement or commitment required to be disclosed by such Seller pursuant to this Section 3.10 (“Material Contract”) is a valid and binding agreement of one of such Companies or Subsidiaries, as the case may be, and is in full force and effect, and none of such Companies or Subsidiaries or, to the knowledge of such Seller, any other party thereto is in default or breach in any respect under the terms of any such Material Contract, except for any such defaults or breaches which have not had and would not be reasonably expected to have a Material Adverse Effect. No Material Contract has been or, to the knowledge of such Seller, is about to be terminated, except for expiration in accordance with its terms or non-renewal at the end of a term or as disclosed on Schedule 3.04; in particular, to the knowledge of such Seller, such Seller has not given or received any written notice of extraordinary termination to or from any party thereto with respect to any Material Contract.

Section 3.11. Litigation. (a) As at the date hereof, except as disclosed in Schedule 3.11 or with respect to any Specified Liabilities, there is no action, suit, investigation or proceeding pending against, or to the knowledge of such Seller, threatened against, such Seller, any such Company or Subsidiary or any of their respective properties before any arbitrator or any Governmental Authority that is reasonably likely to result in (i) damages to the Calmar Business in excess of $250,000, or (ii) non-monetary equitable relief which would reasonably be expected to be material to the Calmar Business.

(b) As at Closing, except as disclosed in Schedule 3.11 or with respect to any Specified Liabilities, there is no action, suit, investigation or proceeding pending against, or to the knowledge of such Seller, threatened against, such Seller, any such Company or Subsidiary or any of their respective properties before any arbitrator or any Governmental Authority that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.12. Compliance with Laws and Court Orders. None of such Companies or Subsidiaries is in violation of any Applicable Law, except for violations that, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.13. Properties. (a) All of the real properties (including rights to lands, buildings and construction-in-progress) owned (“Owned Real Property”), and all of the real properties leased, subleased or otherwise occupied (“Leased Real Property”), by such Companies and Subsidiaries are set forth in Schedule 3.13(a), which is a complete and accurate list of such real property whether owned, leased or otherwise occupied, other than non-material sales or administrative office, month-to-month warehouse or railroad unloading locations, leased by the Company or any Subsidiary.

(b) Except for Permitted Liens, such Companies and Subsidiaries have good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date including (A) with respect to all Owned Real Property, such Companies and Subsidiaries have good and marketable fee title to all land and the buildings and improvements located thereon, or (B) with respect to buildings and improvements which are located on leased land and which are owned in fee by such Companies or Subsidiaries, such Companies and Subsidiaries have good and marketable fee title to such buildings and improvements, except in each case (x) for properties and assets sold since the Balance Sheet Date as expressly contemplated or permitted by the Transaction Agreements or in the ordinary course of business, (y) with respect to any Specified Liabilities, or (z) where the failure to have such good and marketable title or valid leasehold interests has not had or would not reasonably be expected to have a Material Adverse Effect. None of such property or assets is subject to any Lien, except:

(i) Liens and other matters described in or by reference in Schedule 3.13(b);

(ii) Liens disclosed on the Balance Sheet or in the notes thereto or securing liabilities reflected on the Balance Sheet or in the notes thereto;

(iii) Liens for Taxes that are not yet due or payable or are being contested in good faith;

(iv) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due or payable or are being contested in good faith;

(v) Liens incurred in the ordinary course of business since the Balance Sheet Date, subject to Section 6.01 hereof;

(vi) in the case of leased properties and assets, Liens and other matters affecting the lessors’ interests in such properties and assets which have not and would not reasonably be expected to materially interfere with the continued use or operation of the leased properties or assets in the manner used or operated as of the date hereof; or

(vii) other Liens and matters which have not had or would not reasonably be expected to materially interfere with the continued use and enjoyment or operation of the respective property or asset in the manner used, conducted or operated as of the date hereof (paragraphs (i)-(vii) of this Section 3.13 are, collectively, the “Permitted Liens”).

(c) To such Seller’s knowledge, there is no pending or threatened eminent domain, condemnation or other action or proceeding that would reasonably be expected to have a material adverse effect on any Owned Real Property or material Leased Real Property.

Section 3.14. Intellectual Property. (a) Schedule 3.14(a)(i) contains a list of registered Intellectual Property Rights included in the Owned Intellectual Property Rights. None of such Company or Subsidiary is in default or breach in any respect in connection with the terms of any such Owned Intellectual Property Right, in each case with such exceptions as, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. All of the material intellectual property assets and rights, which are sufficient to enable Buyer to conduct the Calmar Business in a manner consistent with past practice on a stand alone basis after the Closing are, to the knowledge of such Seller and except as set forth on Schedules 3.14(a)(i) and 3.14(a)(ii), valid and in full force and effect.

(b) Schedule 3.14(b) sets forth a list of all material agreements (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms) to which any such Company or Subsidiary is a party and pursuant to which any such Company or Subsidiary obtains the right to use the Licensed Intellectual Property Rights.

(c) None of the Owned Intellectual Property Rights are subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by any such Company with respect to the Calmar Business or restricting the licensing thereof by any such Company to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect.

(d) To the knowledge of such Seller, such Companies have not infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person in connection with the operation of the Calmar Business, except for such infringements, misappropriations or other violations that would not reasonably be likely to have a Material Adverse Effect.

(e) To the knowledge of such Seller, no written claims have been made within the six year period prior to the date hereof that any such Company or Subsidiary has infringed, misappropriated or otherwise violated any material Intellectual Property Right of any Person in connection with the operation of the Calmar Business which have not been resolved through agreement, the passage of time or otherwise, except as identified in Schedule 3.14(e).

(f) To the knowledge of such Seller, no Person has infringed, misappropriated or otherwise violated any material Intellectual Property Right of any such Company or Subsidiary, except as identified in Schedule 3.14(f).

(g) Except for the items listed on Schedule 3.14(g), such Seller represents that the Intellectual Property Rights to be acquired under this

Agreement constitute all of the material intellectual property assets and rights (i) which are sufficient to enable Buyer to conduct the Calmar Business in a manner consistent with past practice on a stand alone basis after the Closing, and (ii) which are held by such Seller, the Companies and Subsidiaries and used in or held for use in the operation of the Calmar Business by such Seller, the Companies and Subsidiaries.

(h) To the knowledge of such Seller, there does not exist any material defect in title and payment of annuity and maintenance fees related to the Owned Intellectual Property Rights.

(i) The Seller has taken commercially reasonable and customary steps to protect their rights in confidential information and trade secrets, protect any confidential information provided to them by any other person, and obtain ownership of all works of authorship and inventions made by its employees, consultants and contractors which relate to the Calmar Business.

Section 3.15. Insurance Coverage. Such Seller has made available to Buyer summaries of all currently effective material insurance policies (the “Insurance Policies”) maintained for or by the Companies and Subsidiaries relating to the assets, business, operations, employees, officers or directors of the Calmar Business. Except as disclosed in Schedule 3.15 or with respect to any Specified Liabilities, as of the date hereof, there are no material claims by any such Company or Subsidiary pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders or in respect of which such underwriters have reserved their rights. As of the date hereof, no such Seller, Company or Subsidiary has received written notice of cancellation or termination of any Insurance Policy other than in connection with normal renewals. All insurance premiums owed by any such Company or Subsidiary have been paid on a timely basis.

Section 3.16. Finders’ Fees. Except for the investment banker Lazard Frères, whose fees will be paid by Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller or any such Company or Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Agreements.

Section 3.17. Employees. Schedule 3.17 sets forth a list of the names and titles of all employees of such Companies and Subsidiaries whose annual base salary exceeds $125,000 as of the date hereof.

Section 3.18. Employee Benefit Plans. (a) Except as otherwise disclosed to Buyer or as set forth on Schedule 3.18(a), Sellers have made available to Buyer in the electronic data room maintained in connection with the sale of the Calmar Business as at 8:22 p.m. (EST) on April 26, 2006 (the “Data Room”) copies of each material written “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan arrangement or policy and each other material written plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any such Company or Subsidiary or in which any employee or former employee of any Company or Subsidiary participates (and, if applicable, any related trust or funding agreements or insurance policies) (other than International Plans) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Form 990, if applicable, prepared in connection with any such plan or trust. Such plans that are not International Plans are referred to collectively herein as the “Employee Plans”. The index of documents provided in the Data Room as of the date hereof sets forth a complete and accurate list of all material Employee Plans.

(b) Except as disclosed on Schedule 3.18(b), none of such Companies or Subsidiaries and any predecessor thereof sponsors, maintains or contributes to, or during the past five years has sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code. With respect to each Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) except with respect to any Multiemployer Plan, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) during the six-year period prior to the date hereof, no reportable event within the meaning of Section 4043(c) of ERISA (other than an event described in Section 4043(c)(8) or 4043(c)(9) of ERISA) for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by any such Company or Subsidiary and (v) the PBGC has not instituted proceedings to terminate any such Employee Plan and, to the knowledge of such Seller, no condition exists that is reasonably likely to present a risk that such proceedings will be instituted or to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Employee Plan.

(c) Except as disclosed on Schedule 3.18(c), none of such Companies or Subsidiaries and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). With respect to each Multiemployer Plan: (i) except as disclosed on Schedule 3.18(c), if the Company or a Subsidiary or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from any such plan prior to the Closing Date, no Withdrawal Liability would be incurred and (ii) none of such Companies and Subsidiaries nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(d) Each Employee Plan (other than a Multiemployer Plan) which is intended to be qualified under Section 401(k) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and such Seller is not aware of any reason why any such determination letter should be revoked or not be reissued. Such Seller has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that would be reasonably likely to result in payment or assessment by or against any such Company of any material excise taxes under the Code.

(e) Except as disclosed on Schedule 3.18(e) or with respect to the Davies Pension Liabilities, (i) none of such Companies or Subsidiaries has any current or projected liability under any Employee Plan in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of any such Company or Subsidiary, except as required to avoid excise tax under Section 4980B of the Code and (ii) none of Buyer or such Companies or Subsidiaries would reasonably be expected to have any such liability on or after the Closing Date arising out of or relating to any action taken by the Sellers, or such Companies or Subsidiaries prior to the Closing Date.

(f) Except as disclosed on Schedule 3.18(f), none of such Companies or Subsidiaries is a party to or bound by any collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(g) Except as disclosed on Schedule 3.18(g), Sellers have made available to Buyer in the Data Room a list of and copies of each material written employment, severance or similar contract or arrangement (including any material statutory plan or arrangement managed by Governmental Authorities) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, housing, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, in each case entered into, maintained, administered or contributed to outside the United States by any of such Companies or Subsidiaries in which any Company Employee participates (each, an “International Plan”). The index of documents provided in the Data Room as of the date hereof sets forth a complete and accurate list of all material International Plans.

(h) Each International Plan that would be assumed by Buyer or any of its Subsidiaries as a result of the transactions contemplated by this Agreement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Plan was intended to so qualify), has been maintained in good standing with applicable regulatory authorities and, except as set forth in the financial statements referred to in Section 3.08, any International Plan that is required to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based on actuarial assumptions that are within a range of reasonableness, taking into account local practice and custom.

(i) Neither any such Company nor Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4205 or 4212 of ERISA.

(j) Except as set forth in Section 3.18(j) or otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of any such Company or Subsidiary. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by any such Company or Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No Company Benefit Plan is, or would reasonably be expected to be, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, in material violation of the provisions of Section 409A of the Code or the regulations promulgated thereunder.

(l) No labor organization or group of employees of any such Company or Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to such Seller’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to such Seller’s knowledge, threatened against or involving any such Company or Subsidiary. Except as would not reasonably be expected to result in a Material Adverse Effect, each such Company and Subsidiary is in material compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(m) Sellers have made available to Buyer a copy of each relevant works agreement applicable to, or being applied to, employees of each such Company and Subsidiary, including, but not limited to, reconcilements of interests and social plans.

(n) Except as reflected on the books and records of Calmar Germany, no employees of Calmar Germany currently receive any material pension benefit under company practices (betriebliche Übungen) and/or global commitments (Gesamtzusagen).

(o) To the extent required, as of the Balance Sheet Date, material book reserves for old age part-time (Altersteilzeit) obligations were duly and timely set aside by Calmar Germany, as appropriate, based upon reasonable actuarial assumptions.

(p) Calmar Spain is up to date in the payment of its social security obligations and has been making social security contributions in accordance with Applicable Law within the periods established under, and in the amounts due pursuant to, Applicable Law.

Section 3.19. Environmental Matters. (a) Except as disclosed in Schedule 3.19 or with respect to the Specified Liabilities, and except as to matters that would not reasonably be expected to have a Material Adverse Effect:

(i) (x) no written notice, order, request for information, complaint or penalty has been received by such Seller or any such Company or Subsidiary and (y) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of such Seller, threatened, in the case of each of (x) and (y), which allege a violation of or liability to such Company or any Subsidiary under any Environmental Law and relate to any such Company or Subsidiary or, to the knowledge of such Seller, any of their respective predecessors in interest;

(ii) such Companies and Subsidiaries have all environmental permits, authorizations, consents and approvals necessary for their operations (including the construction of any facility currently owned by such Company or Subsidiary) to comply with all applicable Environmental Laws (“Environmental Permits”), and are in compliance with the terms of such permits and with all other applicable Environmental Laws;

(iii) none of such Companies or Subsidiaries owns or leases any property in New Jersey or Connecticut;

(iv) none of such Companies or Subsidiaries are operating under any consent or compliance order, schedule, decree or formal agreement with a Governmental Authority which pertains to matters regulated by any Environmental Law;

(v) to the knowledge of such Seller, there are no obligations, undertakings or liabilities of any third party arising out of or related to Environmental Laws or Hazardous Materials that any such Company or Subsidiary or, to the extent such Company or Subsidiary may have liability therefor, any of their respective predecessors in interest, has expressly agreed in writing to assume or retain;

(vi) the execution and delivery by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not violate any Environmental Law or any Environmental Permit; and

(vii) to such Seller’s knowledge, such Seller, and each such Company and Subsidiary, has made available to Buyer all Phase I and

Phase II investigation reports prepared by Environmental Resources Management in December 2005 relating to any facilities or real property owned, operated or leased by any such Company or Subsidiary.

(b) Except as disclosed in the reports listed on Schedule 3.19 and except to the extent such matter would not reasonably be expected to result in a material liability to such Company or Subsidiary, to Seller’s knowledge, there are no “Recognized Environmental Conditions,” as defined in the Phase I reports listed on Schedule 3.19, at any property or facility currently owned, leased or operated by such Company or Subsidiary.

(c) Notwithstanding any other provision of this Agreement to the contrary, except as set forth in this Section 3.19, no representations or warranties are made in any other provision of this Agreement with respect to matters relating to Environmental Laws.

Section 3.20. Inappropriate Payments. No such Seller, Company or Subsidiary nor, to the knowledge of such Seller, any of their respective officers, directors, employees, agents or representatives with respect to the Calmar Business, has violated any Applicable Law relating to bribery, kickbacks, illegal political contributions, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

Section 3.21. Sufficiency of Assets. Except as disclosed in Schedule 3.21, the assets owned by the Companies or Subsidiaries as of the Closing, together with the Companies’ rights under the Transaction Agreements, will be sufficient to conduct the Calmar Business in all material respects as heretofore conducted.

Section 3.22. No Undisclosed Liabilities. Such Companies and Subsidiaries have no liabilities (whether absolute, accrued, contingent or otherwise), except (i) items disclosed in Schedule 3.22, (ii) liabilities disclosed and reserved against in the Balance Sheet or disclosed in the notes thereto, (iii) liabilities incurred in the ordinary course since the Balance Sheet Date, (iv) the Specified Liabilities, and (v) liabilities that, individually or in aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect.

Section 3.23. Customer Relations. No such Seller, Company or Subsidiary has received a written notice from any Person whose purchases, individually or with its Affiliates, of products manufactured by any such Company or Subsidiary during calendar year 2005, represents at least 2% of the revenue of the Calmar Business for calendar year 2005 (“Significant

Customer”), that such Significant Customer or its Affiliates will (i) cease purchasing any products from any such Company or Subsidiary or (ii) materially decrease the amount of products or the amounts paid for products purchased from any such Company or Subsidiary.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SG CORPORATION

SG Corporation represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. SG Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporation Authorization. The execution, delivery and performance by SG Corporation of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of SG Corporation and have been duly authorized by all necessary corporate action on the part of SG Corporation. This Agreement constitutes, and each such Ancillary Agreement upon execution and delivery by SG Corporation will constitute, a valid and binding agreement of SG Corporation.

Section 4.03. Governmental Authorization. The execution, delivery and performance by SG Corporation of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) any other applicable Antitrust Laws.

Section 4.04. Noncontravention. The execution, delivery and performance by SG Corporation of this Agreement and of any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of SG Corporation, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) other than matters which have not had or would not reasonably be expected to have a material adverse effect on the business of SG Corporation and its subsidiaries, require any consent or other action by any Person under instrument binding upon SG Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller and SG Corporation as of the date hereof and as of the Closing Date that:

Section 5.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate or other organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 5.02. Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within the corporate or other organizational powers of Buyer and have been duly authorized by all necessary corporate, stockholder or other organizational action on the part of Buyer. This Agreement constitutes, and the Ancillary Agreements upon execution and delivery by Buyer will constitute, a valid and binding agreement of Buyer.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) any other applicable Antitrust Laws and (iii) any such action or filing as to which the failure to make or obtain has not had or would not reasonably be expected to have a Material Adverse Effect or materially affect or delay Buyer’s ability to perform its obligations under any Transaction Agreement.

Section 5.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws or other equivalent organizational document of Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, violate any Applicable Law, (iii) require any consent, payment from or to, or other action by any Person under, constitute a default under, or give rise to any right of termination, right of first refusal, right of pre-emption, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any material agreement or other material instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

Section 5.05. Financing. Buyer has, and will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Section 5.06. Purchase for Investment. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Companies and Subsidiaries as contemplated hereunder. Buyer is purchasing the Company Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Shares and is capable of bearing the economic risks of such investment.

Section 5.07. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or Buyer’s performance of its obligations under this Agreement.

Section 5.08. Finders’ Fees. Except for UBS Securities LLC, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Agreements.

ARTICLE 6

COVENANTS OF SELLERS

Each Seller agrees (as to itself and as to the Companies set forth opposite the name of such Seller on Schedule 3.06 and related Subsidiary on Schedule 3.07), and SG Corporation agrees as to such matters described in Section 6.06 and Section 6.11, that:

Section 6.01. Conduct of the Company. Except as disclosed on Schedule 6.01, as expressly contemplated or permitted by the Transaction Agreements or with respect to any Specified Liabilities, from the date hereof until the Closing Date, such Seller shall cause each such Company and Subsidiary to conduct its businesses in the ordinary course and to use its reasonable best efforts to (i) preserve intact its business organizations and relationships with customers, suppliers, distributors, local marketing and sales representatives and other third parties and (ii) keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 6.01, as expressly contemplated or permitted by the Transaction Agreements or with respect to any Specified Liabilities, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), such Seller will not permit any such Company or Subsidiary to:

(a) adopt or propose any change in its certificate of incorporation or bylaws or any equivalent organizational documents or any change in the term of any outstanding security of any such Company or Subsidiary;

(b) merge or consolidate with any other Person;

(c) make any loan, advance or capital contribution or investment that is material to the Calmar Business to or in any Person, other than loans, advances or capital contributions or investments made in the ordinary course of business;

(d) acquire, sell, lease, license or otherwise dispose of any asset or property that has a value in excess of $150,000, except (i) pursuant to existing contracts or commitments disclosed in Schedule 6.01(d) or (ii) for raw materials, work-in-progress, supplies, finished goods, inventory or obsolete equipment in the ordinary course of business;

(e) change any material method or principle of Tax or financial accounting or accounting practice by any such Company or Subsidiary except (i) with respect to any financial accounting or accounting practice, for any such change required by reason of a concurrent change in GAAP or applicable foreign statutory accounting rules or requirements and (ii) with respect to any Tax accounting or accounting practice, for any change required by Applicable Law;

(f) make, revoke or amend any material Tax election, enter into any closing agreement with respect to any material Tax claim or assessment or otherwise settle or compromise any material Tax claim or assessment, agree to any adjustment of a material Tax attribute, surrender or file any claim for a refund of material Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material Taxes;

(g) make any capital expenditure or commitment for any capital expenditure except (i) to the extent consistent with the budget previously disclosed to Buyer or (ii) in amounts not more than $100,000 individually, and not more than $500,000 in aggregate;

(h) enter into new borrowing arrangements or increase existing borrowing arrangements, issue debt securities, guarantee the debt of another Person, or prepay any existing borrowings, other than borrowing arrangements (i) in the ordinary course of business which do not have the effect of increasing the total borrowings of the Calmar Business by more than $250,000, or (ii) exclusively between any such Company or Subsidiary, on the one hand, and any such Seller or any of its Affiliates, on the other;

(i) intentionally abandon, sell, license, assign or grant any security interest in or to any material item of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights;

(j) authorize for issuance, issue, sell, deliver, dispose of, encumber, or pledge any stock of any class or any securities or any other equity interests or voting securities of any Company or any Subsidiary;

(k) except to the extent required by Applicable Law or otherwise contemplated by this Agreement or under any Employee Plan, International Plan or other existing contractual arrangement as in effect as of the date hereof, (i) accelerate vesting of payments or benefits to any of its current or former directors, officers, employees or consultants or otherwise pay any amounts or provide any benefits to which any such individual is not entitled either by contract or in the ordinary course of business consistent with past practice, (ii) hire any officer, director, or any employee or consultant having a base rate of compensation in excess of $150,000 annually, or enter into any employment agreement with any director, officer, or any such employee or consultant, (iii) increase in any manner the salary, fees, bonuses or other compensation or employee benefits (whether in stock, cash or otherwise) of any director, officer, consultant or employee, except as required under existing agreements as in effect on the date hereof or for increases in the ordinary course of business consistent with past practice, (iv) amend, modify or increase compensation or benefits provided under or terminate any Employee Plan, International Plan or Multiemployer Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan or Multiemployer Plan if it were in existence as of the date of this Agreement, except as may be required by Applicable Law, (v) fund or make any contribution to any Employee Plan, International Plan or Multiemployer Plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans, (vi) change the actuarial assumptions applicable to any Employee Plan, International Plan or related trust, except as may be required by Applicable Law or (vii) materially increase the total number of employees of the Company and its Subsidiaries;

(l) (i) enter into or renew any contract which if in existence of the date hereof would be a Material Contract, or (ii) terminate or amend in any material respect any such agreement referred to in clause (i), other than an agreement with a term expressed to expire before the Closing Date;

(m) except with respect to any Specified Liabilities, settle or compromise any litigation, actions, suits, claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, in each case which, if not settled or compromised, would be reasonably likely to result in (i) damages to any Company or Subsidiary in excess of $250,000 or (ii) non-monetary equitable relief which would reasonably be expected to be material to the Calmar Business; or

(n) agree or commit to do any of the foregoing.

In addition, from the date hereof until the Closing Date, such Seller will not permit any such Company or Subsidiary to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, other than any cash dividend or cash distribution (whether or not in the ordinary course of business), or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital or other securities from such Company or Subsidiary.

Section 6.02. Access to Information. (a) From the date hereof until the Closing Date, such Seller will (i) give, and will cause each such Company and Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the personnel, offices, properties, books and records of such Company and Subsidiary and to the books and records of such Seller relating to such Companies and Subsidiaries, (ii) furnish, and will cause each such Company and Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to such Company or Subsidiary as such Persons may reasonably request, (iii) instruct the employees, counsel and financial advisors of such Seller or each such Company and Subsidiary to cooperate with Buyer in its investigation of such Company or Subsidiary. Such Seller will ensure that Buyer will continue to have access to all of the materials previously made available in the Data Room. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any Seller, Company or Subsidiary. Notwithstanding the foregoing, Buyer shall not have access to personnel records of any Company or Subsidiary relating to individual performance or evaluation records, medical histories or other information which in such Seller’s good faith opinion is sensitive or the disclosure of which could subject such Company or Subsidiary to risk of liability.

Section 6.03. Notices of Certain Events. Such Seller hereby agrees to promptly notify Buyer of:

(a) any notice or other communication from any Person received by such Seller or any such Company or Subsidiary alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any actions, suits, claims, investigations or proceedings commenced against such Seller or any such Company or Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11;

(c) any written notice of cancellation or termination of any Insurance Policy other than in connection with (A) the stated expiration of the term of such Insurance Policy or (B) normal renewals; and

(d) any notice or other communication from any Governmental Authority received by such Seller or any such Company or Subsidiary in respect of any approval, variation or revocation of any material governmental license, authorization, permit or consent applied for, or held, by any such Company or Subsidiary.

Section 6.04. Intercompany Accounts and Agreements; Receivables Facility. (a) Except as set forth on Schedule 6.04 or as expressly contemplated or permitted by the Transaction Agreements, such Seller shall forgive, terminate, waive or otherwise settle (or cause to be forgiven, terminated, waived or otherwise settled) in full all intercompany accounts (including any “entrustment lending” practice in China extended by a Company or a Subsidiary through independent intermediaries to such Seller or its Affiliates, and including any Debt) between such Seller or its Affiliates, on the one hand, and any such Company or Subsidiary, on the other hand (“Intercompany Accounts”), on or prior to Closing without increasing the aggregate amount of Debt unless otherwise agreed by Buyer and Sellers pursuant to Section 8.08.

(b) Except as set forth on Schedule 6.04 or as expressly contemplated or permitted by the Transaction Agreements, any agreements between such Seller or its Affiliates, on the one hand, and any such Company or Subsidiary, on the other hand, shall be terminated at or prior to the Closing, including any “entrustment lending” practice in China extended by a Company or a Subsidiary through independent intermediaries to such Seller or its Affiliates.

(c) Without limiting the generality of the foregoing, Calmar Delaware is a party to that certain Transfer Agreement dated as of December 15, 2000 relating to the sale of certain accounts receivables by Calmar Delaware to CertainTeed Receivables Corporation (“CTRC”). On or prior to the Closing, Sellers shall (i) cause Calmar Delaware to enter into a Repurchase and Termination Agreement pursuant to which such Transfer Agreement will be terminated and Calmar Delaware will repurchase from CTRC the accounts receivable that were sold under such Transfer Agreement and (ii) make or cause to be made any UCC filings required in connection therewith.

Section 6.05. Resignations. Such Seller will cause to be delivered to Buyer the resignations of all officers and directors of any such Company and Subsidiary who will be officers, directors or employees of such Seller or any of its Affiliates after the Closing Date from their positions with any such Company or Subsidiary at or prior to the Closing Date. Such Seller will use commercially reasonable efforts to obtain from such individuals written releases declaring that they are not entitled to any further fee, indemnity (other than in accordance with Section 7.05 or pursuant to the Management Bonus Agreements or Applicable Law), remuneration or compensation whatsoever (including those arising from such anticipated dismissal from their office), other than amounts accrued or owing to them in respect of services performed prior to the Closing Date.

Section 6.06. Seller Representative. Each Seller hereby appoints SG Corporation, and SG Corporation hereby accepts such appointment, to serve as such Seller’s representative (in such capacity, the “Seller Representative”) and to take such actions to be taken by Seller Representative under this Agreement and such other actions on behalf of such Seller as SG Corporation may deem necessary or appropriate to consummate the transactions contemplated hereby, including (i) taking all actions and making, or causing to be made, all filings on behalf of such Seller with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) agreeing to, negotiating, entering into settlements and compromises of, and complying with orders of courts with respect to any claims under this Agreement including claims relating to the preparation of Closing Balance Sheet and the determination of Closing Working Capital, (iii) negotiating and executing any consents, waivers or amendments of or pursuant to this Agreement, and (iv) taking all other actions that are either (A) necessary or appropriate in the judgment of Seller Representative for the accomplishment of the foregoing or (B) contemplated by the terms of this Agreement. Seller

Representative shall not be liable to any Seller for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of its reasonable judgment.

Section 6.07. Management Bonus Agreements. Sellers agree to promptly reimburse Buyer and its Affiliates for any amounts paid by any Company or an Affiliate thereof on or after the Closing Date pursuant to the bonus agreements previously disclosed to Buyer with members of the management of the Calmar Business, as such agreements are in effect on the Closing Date. Such reimbursement shall be in an amount sufficient to make Buyer and its Affiliates whole for any lost deduction if any such payments by the Company or its Affiliates fail to be deductible under Section 280G of the Code. Sellers agree to cause the Sale Bonus (as defined in the Management Bonus Agreements) payable under each Management Bonus Agreement to be paid in full on or about the date that is six months after the Closing, pursuant to the terms thereof.

Section 6.08. Non-Compete. During the period beginning on the Closing Date and ending on the second anniversary thereof, no Seller or any of its Affiliates shall directly or indirectly engage in any business or activity in any geographic area in which the Calmar Business operates on the Closing Date which is in direct competition with the Calmar Business, as conducted on the Closing Date provided that the foregoing shall not apply to the business and operations of (i) SG Emballage and (ii) any other existing business in direct competition with the Calmar Business with competitive sales not exceeding $2,000,000, in each case, as such businesses or operations are currently operated of Sellers or their Affiliates as of the date hereof; and provided, further that neither any such Seller nor any such Affiliate shall be prevented from:

(a) acquiring an investment in the ordinary course of business (including investments by any trust of any of its employee benefit plans) any securities required to be registered under the Securities Exchange Act of 1934, as amended, of any Person to the extent that such acquisitions do not result in any such Seller or any Affiliate owning in the aggregate 5% or more of any class of such securities; or

(b) acquiring (through merger, stock purchase or sale of all or substantially all of the assets or otherwise) of ownership of or any equity interest in any Person; provided that (i) the annual revenues of such Person from any business that competes with the Calmar Business are not more than 20% of such Person’s total annual revenues (based on the most recent full fiscal year revenues of such Person) or (ii) if the annual revenues of such Person from any business that competes with the Calmar Business are more than 20% of such Person’s total annual revenues (based on the most recent full fiscal year revenues of such Person), such Seller shall or shall cause its relevant Affiliate to dispose of such competitive business within twelve months of its acquisition by such Seller or such Affiliate.

Section 6.09. Ownership of Company Shares. Each Seller agrees to cause its Affiliates to transfer to such Seller any Company Shares owned by such Affiliate prior to the Closing such that Sellers collectively hold all record and beneficial ownership of all Company Shares as of the Closing.

Section 6.10. Transfer of the No-C Technology. Before Closing, the Sellers shall procure the assignment of the technology which is the subject of U.S. Provisional Patent Application Serial Number 60/725375 filed on October 11, 2005, from Saint-Gobain Performance Plastics Corporation, a California corporation, to Calmar Delaware, for no cost to Calmar Delaware in accordance with the form of License Agreement attached hereto as Exhibit D-1.

Section 6.11. Financial Condition of SG Corporation and Sellers. Each of the Sellers and SG Corporation represents and warrants to Buyer that (i) the consolidated revenues of SG Corporation during the year ended December 31, 2005 was in excess of $7,000,000,000, (ii) the consolidated assets of SG Corporation as at December 31, 2005 was in excess of $7,000,000,000 and (iii) as of the Closing Date, the combined net worth of Sellers and SG Corporation (the “Seller/SG Corporation Net Worth”) will be in excess of $320,000,000. If, at any time prior to the third anniversary of the Closing Date, the Seller/SG Corporation Net Worth falls below $320,000,000, SG Corporation will promptly notify Buyer of same and will obtain from an Affiliate of SG Corporation, such that the combined net worth of such Affiliate and the Seller/SG Corporation Net Worth will be in excess of $320,000,000, a guarantee of its and the Sellers’ indemnification obligations hereunder; provided that, for the avoidance of doubt, the obligations under this Section 6.11 shall terminate on the third anniversary of the Closing Date.

ARTICLE 7

COVENANTS OF BUYER

Buyer agrees that:

Section 7.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold in confidence, pursuant and subject to the terms of the Non-Disclosure Agreement dated as of December 19, 2005, between Buyer and SG Corporation, on behalf of the Companies (the “Non-Disclosure Agreement”), all documents and information concerning the Companies and Subsidiaries furnished to, or prepared by, Buyer, its Affiliates or any of their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents and other representatives in connection with the transactions contemplated by the Transaction Agreements.

Section 7.02. Access. Buyer will cause each Company and Subsidiary, on and after the Closing Date, to afford promptly to each Seller, its Affiliates or any of their respective officers, directors, employees, accountants, counsel, advisors, agents and other representatives reasonable access during normal business hours to their offices, properties, books, records, employees and auditors to the extent necessary to permit any Seller to determine any matter relating to its rights and obligations hereunder or relating to any period ending on or before the Closing Date; provided that any such access by any Seller shall not unreasonably interfere with the conduct of the business of Buyer, any Company or any Subsidiary. Sellers will hold, and will use reasonable best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the Companies and Subsidiaries provided to it pursuant to this Section 7.02, except to the extent such documents or information have been (i) in the public domain through no fault of Sellers or (ii) later lawfully acquired by a Seller from sources other than Buyer or, after the Closing, any Company or Subsidiary.

Section 7.03. Trademarks; Tradenames. (a) Except as set forth in the other subsections of this Section 7.03 after the Closing, Buyer shall have no rights to and shall not permit the Companies or Subsidiaries to use any of the marks or names set forth on Schedule 7.03 (collectively or individually as the context requires, the “Seller Trademarks and Tradenames”).

(b) After the Closing, the Companies and Subsidiaries shall have the right to sell existing inventory and to use existing stationery, packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing any Seller Trademarks and Tradenames until the earlier of (i) 12 months after the Closing Date and (ii) the date existing stocks are exhausted, and Buyer shall use its reasonable efforts to exhaust existing stocks within six months after the Closing Date. The obliteration of the Seller Trademarks and Tradenames shall be deemed compliance with the covenant not to use the Seller Trademarks and Tradenames pursuant to this Section 7.03. Buyer shall cause the Companies and Subsidiaries to comply with all Applicable Laws in any use of packaging or labeling containing the Seller Trademarks and Tradenames. Each Seller agrees that its consent to an amendment or extension of this Section will not be unreasonably withheld if the Companies and Subsidiaries cannot exhaust existing inventory within the time period set forth above.

(c) The Companies and Subsidiaries shall not be obligated to change the Seller Trademarks and Tradenames on goods in the hands of dealers, distributors and customers at the time of the expiration of a time period set forth in Section 7.03(b) above.

(d) Buyer agrees to cause the Companies and Subsidiaries to use reasonable efforts to cease using the Seller Trademarks and Tradenames on buildings, vehicles, signs, billboards and fixed assets as soon as possible within a period not to exceed 12 months after the Closing Date.

Section 7.04. Change in Corporate Name. As soon as practicable after the Closing Date, but in no event later than 60 days following the Closing Date (the “Corporate Name Transition Period”), Buyer shall cause each Company and Subsidiary to change its corporate name, if necessary, to a name that does not include “Saint-Gobain” and to make any necessary legal filings with the appropriate Governmental Authorities to effectuate or reflect such changes. Buyer shall hold harmless and indemnify Sellers and their Affiliates against all Damages, to the extent incurred by Sellers and their Affiliates, resulting from or arising in connection with the use of the “Saint-Gobain” name by Buyer, the Company or any Subsidiary during the Corporate Name Transition Period.

Section 7.05. Director and Officer Indemnification. For a period of not less than six years after the Closing, Buyer shall cause the Companies and Subsidiaries to, on a joint and several basis, indemnify and hold harmless the current and former officers and directors of the Companies and Subsidiaries (each a “Covered Person”) in respect of acts or omissions occurring at or prior to the Closing to the fullest extent permitted by Applicable Law or provided under the certificate of incorporation, bylaws or any equivalent organizational documents of any Company or Subsidiary as in effect on the date hereof. The rights of each Covered Person under this Section 7.05 are intended to benefit, and shall be enforceable by, each Covered Person. As of the Closing, SG Corporation and each Seller and its Affiliates, shall release each Covered Person from any claim (other than claims arising of or relating to the alleged willful misconduct or fraud of such Covered Person) that such Seller or Affiliate may have with respect to such Covered Person and their service as a director or officer of any such Company or Subsidiary at or prior to Closing.

Section 7.06. Inspections; No Other Representations. Buyer agrees to accept the Company Shares, the Companies and Subsidiaries in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any Seller or any other Person, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that no Seller has made or makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies and Subsidiaries or the future business and operations of the Companies and Subsidiaries or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Companies and Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.

ARTICLE 8

COVENANTS OF BUYER AND SELLERS

Each of Buyer (as to itself and, after the Closing, as to the Companies and Subsidiaries) and each Seller (as to itself and, prior to the Closing, as to the Companies set forth opposite the name of such Seller on Schedule 3.06 and related Subsidiary on Schedule 3.07) agrees that:

Section 8.01. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Sellers will each use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by the Transaction Agreements, including executing and delivering any document (in a form mutually agreed by Buyer and Seller Representative) required by Applicable Law to (i) create a binding obligation in respect of the sale and transfer of any of the Company Shares in a jurisdiction relevant to such Company Shares, or (ii) satisfy any formalities required under Applicable Law to perfect the transfer of the Company Shares. Sellers and Buyer each agrees, and Sellers (before the Closing) will cause each Company and Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Agreements, including obtaining required landlord and other third party consents to such transactions and the post-Closing Date perfection of assignments and/or acknowledgements necessary to transfer ownership of any Owned Intellectual Property Rights. In addition, Seller will cause each Company and Subsidiary (as applicable) to execute customary owner’s title affidavits at Closing in favor of Buyer’s title insurance company with respect to any Owned Real Property or Leased Real Property as reasonably requested by Buyer.

(b)As promptly as practicable, but no later than five Business Days after the date of this Agreement, Buyer and such Seller shall execute a notarial deed in a form mutually agreed by Buyer and Seller Representative in relation to the sale and transfer of the shares in Calmar Germany.

(c)Notwithstanding any other provision of this Agreement to the contrary, (i) the costs associated with obtaining any consents under any Material Contracts or other agreements of the Company or any Subsidiary required in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand, (ii) the filing fees required in connection with the approvals contemplated by Section 8.02 (including fees payable under the HSR Act) shall be borne by Buyer, (iii) any reasonable costs associated with the release of SG Corporation from its guaranty obligations related to the Grandview, Missouri property leased by Calmar Delaware, shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand, provided that no obligation to make any payments, provide any other consideration or post any security to or with the landlord of the Grandview, Missouri property shall be incurred without the prior consent of the Buyer.

Section 8.02. Certain Filings. (a) Sellers and Buyer shall, and Sellers (prior to the Closing) and Buyer (following the Closing) shall cause each Company and Subsidiary to, cooperate with each other and one another (i) in determining whether any approval, consent, authorization, clearance, waiver or any other action by or in respect of, or filing or notification with, any Governmental Authority is required (including, without limitation, under applicable Antitrust Laws), or any actions, consents, clearances, authorizations, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings or notifications, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, clearances, authorizations, approvals or waivers (including, without limitation, seeking early termination of applicable waiting periods).

(b)Buyer and each Seller agree to (i) take all actions necessary to make, or cause to be made, the filings required of Buyer and such Seller (or their respective Affiliates) under (x) the HSR Act with respect to the transactions contemplated hereby as promptly as practicable (and in any event, within ten Business Days of the date hereof), and (y) any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable (and in any event, within 15 Business Days of the date hereof), (ii) comply at the earliest practicable date with any request for additional information, documents or other materials received by such party hereto from any Governmental Authority in respect of such filings under any applicable Antitrust Law, and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods or receive approval, as the case may be, under any such Antitrust Law as soon as practicable.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any action, suit or other proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, Buyer and Sellers shall use their respective reasonable best efforts promptly to resolve such objections. Without limiting the generality of the foregoing, Buyer and, if requested by Buyer, Sellers, shall agree to hold separate or to divest any of the businesses or properties or assets of any such Company or Subsidiary, as may be required (i) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under any Antitrust Law, or (ii) by any domestic or foreign court or other tribunal, in any action, suit or other proceeding brought by a private party or Governmental Authority challenging such transactions as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; provided that (A) nothing shall obligate Buyer or Sellers to take any such action if (x) any such action could reasonably be expected to cause a Material Adverse Effect, or (y) any such action is not conditional on the consummation on the transactions contemplated by this Agreement, (B) Sellers shall not take or offer to take any such action without first obtaining the consent of Buyer, and (C) if Buyer or Sellers are required to take any action in accordance with Section 8.03(c) and the option of choosing such action to offer to take or the action to take is available, Buyer retains the right to choose the action to offer to take and/or the action to take, provided that, in no event shall the Company or any of its Subsidiaries be required to take any such action over and above the minimum actions required by any Government Authority or domestic or foreign court or other tribunal. For the avoidance of doubt, (x) in no event shall Buyer be entitled to any reduction in the Purchase Price as a result of it having to take any of the actions described in the immediately preceding sentence and (y) Buyer shall be entitled to receive the net proceeds (after fees, expenses and other transaction costs) and any other consideration received in the event either Buyer or Sellers are required to take any of the actions described in the immediately preceding sentence.

(d) Buyer and Sellers shall use their respective reasonable best efforts to keep the other parties informed in all material respects with respect to any communication given or received in connection with any filing, submission, investigation or proceeding relating to the transactions contemplated hereby.

Section 8.03. Public Announcements. Each of Buyer and Sellers agrees to consult, in the case of Buyer with Seller Representative, and in the case of Sellers with Buyer, before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and agrees not to issue any such press release or make any such public statement without the prior consent of Seller Representative or Buyer (as the case may be), which consent shall not be unreasonably withheld; provided that Buyer or Sellers may without the consent of the other party (or parties, as applicable) issue any such press release or public statement if such party has used reasonable best efforts to consult with Seller Representative or Buyer (as the case may be) and to obtain the consent of the other such party but has been unable to do so prior to the time such press release or public statement is required to be released pursuant to Applicable Law or any listing agreement with any applicable national or foreign securities exchange.

Section 8.04. Insurance. (a) Subject to the provisions of this Section 8.04, the Companies and Subsidiaries shall be entitled to coverage for losses suffered by them arising out of occurrences occurring prior to the Closing to the extent such occurrences are covered under the terms and conditions of any “occurrence” based Insurance Policy (“Occurrence Based Policy”) maintained by any Seller or SG Corporation as of the date hereof.

(b)With respect to any claims made under any Occurrence Based Policy, Buyer and Sellers agree as follows:

(i) Sellers, their Affiliates or the third party claims administrators of such Occurrence Based Policies shall continue to administer, adjust, settle and pay, on behalf of the Companies and Subsidiaries, all such claims with dates of occurrence prior to the Closing Date; provided that Sellers shall obtain the prior written consent of Buyer before settling any claims (such consent not to be unreasonably withheld or delayed) that would be reasonably likely to have a Material Adverse Effect. Sellers, their Affiliates and Buyer shall cooperate in the administration of all such claims, and Sellers and their Affiliates shall, and shall procure that third party claims administrators shall, permit the Buyer to participate, to the extent practicable, in the administration of any such claim. Buyer shall provide, and shall cause each Company and Subsidiary to provide, Sellers and their Affiliates with all records and other information necessary for any such purposes, including the reporting, investigation, negotiation, and if applicable, prosecution of any such claim.

(ii) Buyer shall be responsible for any and all retention, deductible or similar amounts that may be payable under the terms of such policies in respect of any such claims and any and all out-of-pocket costs and expenses that may be incurred or suffered by any Company or Subsidiary or any Seller or an Affiliate thereof in connection therewith, including fees of any third party claims administrator, fees and expenses of counsel, allocated loss adjustment expenses within applicable retention and deductible limits and allocated loss adjustment expenses not otherwise covered by such policies.

(iii) Sellers shall, or shall cause a third party claims administrator to invoice, Buyer at the end of each month for any such amounts paid by Sellers, and Buyer shall pay or cause the Companies to pay such invoiced amounts within 10 days after the invoice date. If such invoiced amounts are not paid within 10 days after the invoice date, Sellers and their Affiliates shall be entitled to interest thereon at a rate of 7.0% per annum from the invoice date until such invoiced amounts are paid.

(c) Except as set forth in Section 3.15, neither any Seller nor SG Corporation makes any representation or warranty with respect to the applicability or adequacy of any Occurrence Based Policy, and neither any Seller nor SG Corporation shall be responsible to Buyer or its Affiliates for the decision of any insurer not to pay under any such Occurrence Based Policy.

(d)Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Occurrence Based Policy. Nothing in this Section 8.04 shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against any Seller, SG Corporation, Buyer or any of their respective Affiliates in respect of payments made by one to the other under any Occurrence Based Policy. Each of Buyer and Sellers agree to waive for itself and its insurer subrogation rights against each other.

Section 8.05. Workers Compensation. (a) Buyer shall use its reasonable best efforts to, and cause its Affiliates (including the Companies and Subsidiaries) to, take or cause to be taken any and all reasonable actions and do or cause to be done any and all things reasonably necessary and desirable, to cause Sellers and their Affiliates to be released as of the Closing Date (or if not possible, as soon as practicable thereafter) from any and all liabilities and obligations with respect to or arising from workers compensation matters in respect of any Company Employee relating to the period on or prior to the Closing Date (“Pre-Closing Workers Compensation Liabilities”).

(b)Following the Closing, Buyer shall reimburse Sellers and their Affiliates for any and all Pre-Closing Workers Compensation Liabilities and any

related costs and expenses incurred or suffered by any Seller or an Affiliate thereof after the Closing Date as soon as practicable following Buyer’s receipt of reasonable documentation of such costs to Sellers.

(c) At or prior to the Closing, Buyer shall take all actions reasonably necessary to obtain for the benefit of Sellers and their Affiliates an irrevocable letter of credit or provide other credit support reasonably satisfactory to Sellers for the purpose of securing the payment of Buyer’s reimbursement obligations under Section 8.05(b).

Section 8.06. Release of Lease Guaranty. Buyer and SG Corporation shall use their reasonable best efforts to obtain the release, before Closing, of SG Corporation from any and all guaranty or other obligations in respect of the Grandview, Missouri property leased by Calmar Delaware. If such release is not obtained before Closing, Buyer and SG Corporation shall each use its reasonable best efforts to obtain such release after Closing and Buyer shall indemnify SG Corporation from any loss that it may suffer as a result of its guaranty and other obligations under such property lease with respect to events, costs or liabilities relating to such lease and attributable to the period subsequent to the Closing, provided that, except as set forth in Section 8.01(c) hereof, in no event shall Buyer be required to pay any consideration, post any security or make any other material concession to the landlord in connection with obtaining such release of guaranty.

Section 8.07. No Hire of Employees. (a) No Seller or any of its Affiliates or any of their respective representatives on their behalf will at any time prior to the first anniversary of the Closing Date, directly or indirectly, solicit the employment or services of, or hire in any capacity (whether as an officer, director, employee, accountant, counsel, consultant, advisor, agent, other representative or otherwise), any Company Employee without Buyer’s prior written consent, other than a Company Employee that has been terminated by Buyer or any of its Affiliates after the Closing, and other than the individuals set forth on Schedule 8.07(a); provided that the foregoing shall not prohibit any generalized searches for employees through media advertisements of general circulation, employment firms, open job fairs or otherwise that are not focused or targeted on any Company Employee employed by Buyer or any of its Affiliates or the incidental hiring of any individual as a result thereof.

(b)None of Buyer nor any of its Affiliates nor any of their respective representatives on their behalf will at any time prior to the first anniversary of the Closing Date, directly or indirectly, solicit the employment or services of, or hire in any capacity (whether as an officer, director, employee, accountant, counsel, consultant, advisor, agent, other representative or otherwise), any employee of any Seller or any of their Affiliates (i) employed in connection with any packaging business of the Seller or such Affiliate or (ii) of whom the Buyer became aware of in connection with the transactions contemplated by this Agreement, in each case, without Seller Representative’s prior written consent, other than any such employee that has been terminated by any Seller or any of its Affiliates after the Closing; provided that the foregoing shall not prohibit any generalized searches for employees through media advertisements of general circulation, employment firms, open job fairs or otherwise that are not focused or targeted on any employee employed by any Seller or any of their Affiliates or the incidental hiring of any individual as a result thereof.

Section 8.08. Consideration of Alternative Treatments of Intercompany Accounts. Buyer agrees to cooperate in good faith with Sellers to consider alternative mechanisms relating to the treatment of Intercompany Accounts. If the parties agree that there is a mutually acceptable alternative to the covenant of the Sellers under Section 6.04(a) relating to the treatment of the Intercompany Accounts which does not, and is not reasonably expected to, cause an adverse impact for any of the Buyer or Sellers when compared with the actions contemplated by Section 6.04(a), including in respect of any tax, finance, legal, accounting or other considerations, the parties shall agree to amend this Agreement solely for the purpose of reflecting those changes to the manner in which the Purchase Price is paid and the Intercompany Accounts are dealt with.

ARTICLE 9

TAX MATTERS

Section 9.01. Definitions. The following terms, as used herein, have the following meanings:

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Tax” means any income or franchise Tax payable to any state, local or foreign taxing jurisdiction in which a Company or Subsidiary has filed or will file a Return with a member of the Seller Group on an affiliated, consolidated, combined or unitary basis with respect to such Tax.

“Federal Tax” means any Tax imposed under Subtitle A of the Code with respect to which a Company or Subsidiary has filed or will file a Return with a member of the Seller Group on a consolidated basis.

“Excluded Taxes” means, without duplication, any liability or obligation (i) for any Taxes imposed on or payable by the Companies or Subsidiaries for or with respect to any Pre-Closing Tax Period; (ii) for any Taxes imposed on any of the Companies or Subsidiaries pursuant to Treasury Regulation Section 1.1502-6(a) (or any similar provision of state, local or foreign law) as a result of having been a member of any consolidated, combined, unitary or affiliated group prior to the Closing; (iii) for any Taxes arising from or in connection with any breach by Sellers of any representation contained in Article 9 (determined without regard to any materiality qualification); (iv) for any Taxes of, or imposed on, Sellers or any of their respective Affiliates for any taxable period except as otherwise specifically provided in the Transaction Agreements; (v) for any Taxes imposed on or payable by the Companies or Subsidiaries with respect to income or gain required to be recognized by any Company or Subsidiary solely by reason of such Company or Subsidiary ceasing to be a member of a Seller Group; and (vi) for an amount equal to the product of (A) 35% and (B) any amount required to be included in income by Buyer or its Affiliates (including the Companies and Subsidiaries) under Section 951(a) of the Code with respect to Foreign Companies that are owned, directly or indirectly, by SG Corporation as of the Closing Date, calculated on a “closing of the books” basis.

“Final Determination” shall mean (i) any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by Buyer, any Seller or any of their respective Affiliates, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided that such responsible party determines that no action should be taken to recoup such payment and the other parties agree.

“Income Tax” means any Tax on, based on, or measured by income, including, for the avoidance of doubt, Taxes denominated as income, alternative minimum, franchise, profits or windfall profits Taxes.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Property Taxes” means any real, personal or intangible property Taxes.

“Returns” means any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing Authority in connection with any Tax (including estimated Taxes), and shall include any amendment to any of the foregoing.

“Seller Group” means, with respect to United States federal Income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which SG Delaware is a member and, with respect to state, local or foreign income or franchise Taxes, the consolidated, combined or unitary group of which a Seller or any of its Affiliates is a member.

“Tax” means (i) any federal, state, provincial, local or foreign tax, governmental fee, duties, impositions, levies and liabilities or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), including taxes that are based upon or measured by gross receipts, income, profits, sales, importations and exportations, use and occupation, and value added, ad valorem, alternative or add-on minimum, severance, capital stock, premium, registration, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, estimated, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with any and all interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”) and (ii) any liability arising under any agreements or arrangements with any Person with respect to the liability for, or sharing of the payment of any amount of the type described in the immediately preceding clause (i) (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including any liability for Taxes as a transferee or successor, by contract or otherwise.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other Applicable Law (including, without limitation, pursuant to Section 163(e)(3) or Section 163(j) of the Code).

Section 9.02. Tax Representations. Each Seller represents and warrants to Buyer (as to itself and as to the Companies set forth opposite the name of such Seller on Schedule 3.06 and related Subsidiary on Schedule 3.07) as of the date hereof and as of the Closing Date that, except as set forth on Schedule 9.02:

(a) all material Returns that are required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, with respect to, or that include any such Company or Subsidiary have been, or will be, duly and timely filed on or before the Closing Date and all material consolidated, combined, or unitary Returns for one or more members of the Seller Group that are required to include the Company or its Subsidiaries for a Pre-Closing Period and are required to be filed by one or more members of the Seller Group after the Closing Date will so include the relevant Company or its Subsidiaries;

(b) timely payments have been made for all material Taxes due and payable with respect to the Returns referenced in Section 9.02(a);

(c) the Returns referenced in Section 9.02(a) that have been filed are, and the Returns referenced in Section 9.02(a) that will be filed will be, true, correct and complete in all material respects;

(d) the charges, accruals and reserves for Taxes with respect to such Companies and Subsidiaries reflected on the books of such Companies and Subsidiaries are adequate to cover material Tax liabilities accruing through the end of the last period for which such Companies and Subsidiaries ordinarily record items on their respective books;

(e) such Companies and Subsidiaries have each timely withheld and paid to the appropriate Taxing Authority, and will timely withhold and pay to the appropriate Taxing Authority, all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any lender, shareholder, employee, creditor, independent contractor or other Person with respect to Pre-Closing Tax Periods;

(f) none of such Companies or Subsidiaries is currently the beneficiary of, or has requested or granted, any extension of time within which to file any material Return;

(g) all U.S. federal Income Tax Returns required to be filed by, with respect to or that include any of such Companies or Subsidiaries through the Tax year 2002 and all material U.S. state Income Tax Returns or material foreign Income Tax Returns required to be filed by, with respect to or that include any of such Companies or Subsidiaries through the Tax year 2001 have been examined by the Internal Revenue Service or other appropriate Taxing Authority and the examination concluded, or are Returns with respect to which the period during which any assessments may be made by the Internal Revenue Service or other appropriate Taxing Authority has expired (taking into account any extension or waiver thereof);

(h) none of such Companies or Subsidiaries has any material liability for the Taxes of any Person (other than such Companies or Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(i) none of such Companies or Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) within the last two years or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(j) to the knowledge of Sellers, none of the Companies or Subsidiaries has participated in a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4;

(k) Schedule 9.02(k) sets forth each Company or Subsidiary with respect to which an entity classification election has been made pursuant to Treasury Regulation Section 301.7701-3, and with respect to each such election, the effective date thereof and the classification elected pursuant thereto;

(l) (i) none of the Foreign Companies is engaged in a trade or business or maintains a permanent establishment in the United States, (ii) none of the Foreign Companies that is characterized as a “controlled foreign corporation” for U.S. federal income tax purposes holds “United States property” within the meaning of Section 956(c) of the Code, and (iii) none of the U.S. Companies has an “overall foreign loss” or “separate limitation loss” (as defined in Section 904(f) of the Code) or, upon the Closing, will be allocated a portion of any consolidated overall foreign loss account or separate limitation loss account of the Seller Group pursuant to Treasury Regulation Section 1.1502-9;

(m) (i) none of the U.S. Companies has agreed or is required to make any adjustment under Section 481(a) of the Code (or any similar provision of state or local law) and (ii) none of the Foreign Companies has agreed or is required to change any method of accounting for Income Tax purposes, which adjustment or change of accounting method will require the recognition of a material item of income (or result in the disallowance of a material deduction) in a Post-Closing Tax Period;

(n) there is no action, suit, proceeding, investigation, audit or claim pending or threatened in writing against or with respect to any such Company or Subsidiary in respect of any material Tax;

(o) Sellers have made available to Buyer true and complete copies of the material Income Tax Returns (or, in the case of Returns filed on a consolidated, combined, unitary or affiliated group basis, the portion of such Returns relating to the Companies or the Subsidiaries), for the fiscal years ending in 2001 and thereafter;

(p) no Company or Subsidiary (nor any member of the controlled group of which such Company or Subsidiary was a member) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code in connection with any transaction; and

(q) no Seller is subject to withholding pursuant to Section 1445 of the Code (or to the Sellers’ knowledge, any similar provision of foreign law) in connection with the transactions undertaken in pursuance of this Agreement.

Section 9.03. Tax Returns. (a) Combined and Consolidated Returns. Sellers and Seller Representative shall timely prepare and file, or cause to be timely prepared and filed, all Returns of any Seller Group that include any Company or Subsidiary. Sellers shall provide Buyer with a copy of the portion of any such Return that relates to any Company or Subsidiary within 30 days after the filing of such Return. Such Returns shall be prepared on a basis consistent with past practice to the extent that any failure to do so could reasonably be expected to have an adverse effect on Buyer or any of its Affiliates (including, the Companies or Subsidiaries for any Post-Closing Period) that is material; provided that any change to the allocation between the Seller Group, on the one hand, and the Companies and Subsidiaries that were members of the Seller Group, on the other hand, of Tax attributes required to be allocated pursuant to Treasury Regulations promulgated under Section 1502 of the Code (other than Treasury Regulation Section 1.1502-9) shall not be deemed to result in an adverse effect that is material for purposes of this Section 9.03(a). Buyer shall cause each Company and Subsidiary to elect, where permitted by Applicable Law, to carry forward any Tax Asset arising in a taxable period beginning after the Closing Date that would, absent such election, be carried back to a Pre-Closing Tax Period in which the Company or Subsidiary was included in a Federal Tax Return or Combined Tax Return. Subject to Buyer’s covenant in the immediately preceding sentence, where any Company or Subsidiary is permitted to carry back a Tax Asset arising in a Post-Closing Tax Period to a Pre-Closing Tax Period, Sellers shall file, at Buyer’s reasonable request, any amended Federal Tax Return or Combined Tax Return in order to claim any refund of Taxes to which Buyer is entitled pursuant to Section 9.03(e).

(b) Standalone Pre-Closing Period Returns. Sellers shall timely prepare and file, or cause to be timely prepared and filed, all Returns with respect to the Companies and Subsidiaries for any taxable period that ends on or before the Closing Date. Such Returns shall be prepared on a basis consistent with past practice to the extent that any failure to do so could reasonably be expected to have an adverse effect on Buyer or any of its Affiliates (including the Companies or Subsidiaries for any Post-Closing Period) that is material. In the case of any Return prepared by Sellers pursuant to this Section 9.03(b) for which the position taken with respect to any Tax item could reasonably be expected to have an adverse effect on the Tax liability of Buyer or its Affiliates (including the Companies or Subsidiaries for a Post-Closing Tax Period) that is material, Sellers shall provide Buyer with a copy of such Return at least twenty days prior to the due date of such Return for Buyer’s review and comments. Any Return prepared by Sellers and required to be filed by Buyer or a Company or Subsidiary after the Closing shall be furnished by Sellers to Buyer or the appropriate Company or Subsidiary, as the case may be, for signature and filing at least twenty days prior to the due date (including extensions) for filing such Return, and Buyer or the applicable Company or Subsidiary, as the case may be, shall promptly sign and timely file any such Return; provided, however, that neither Buyer nor any Company or Subsidiary shall be required to file any such Return not prepared in accordance with this Agreement and, provided, further, that signing and filing any such Return in accordance with this Section 9.03(b) shall not be considered an acknowledgement that such Return complies with the requirements of this Agreement. Buyer shall not file any amended Return with respect to the Companies or Subsidiaries for any taxable period that ends on or before the Closing Date without Seller Representative’s written approval (which approval shall not be unreasonably withheld).

(c) Straddle Period Returns. Except as otherwise required by Section 9.03(a), Buyer shall timely prepare and file or cause to be timely prepared and filed, on a basis consistent with past practice, all Returns with respect to any Company or Subsidiary for any taxable period that includes (but does not end on) the Closing Date. With respect to any tax period for which Buyer has the obligation to file Returns pursuant to this Section 9.03(c), Sellers shall, upon Buyer’s written request, promptly prepare and provide to Buyer a package of any Tax information materials that are not otherwise reasonably available to Buyer, including schedules and work papers, reasonably required by Buyer to enable Buyer to prepare and file, or cause to be prepared and filed, all such Returns. Such package of Tax information materials shall be completed in accordance with past practice. Sellers shall cause such package of Tax information materials to be delivered to Buyer at least 90 days prior to the due date of the relevant Return, including all available extensions. Buyer shall furnish all material Returns prepared pursuant to this Section 9.03(c) to Sellers for their comments and approval (which approval shall not be unreasonably delayed or withheld) at least twenty days prior to the due date (including extensions) for the filing of such Returns.

(d) Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Sellers or any of their respective Affiliates (other than the Companies and the Subsidiaries), on the one hand, and any Company or Subsidiary, on the other hand, under any Tax allocation or Tax sharing agreement in effect on or prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date, and no party shall have any further rights or obligations under any such Tax allocation or Tax sharing agreement for any past or future period.

(e) Refunds. Except as otherwise provided in this Section 9.03(e), Buyer shall promptly pay or cause to be paid to Seller Representative all refunds of Taxes, including any interest paid by a Taxing Authority with respect to such refund, actually received, or applied against a Tax liability for any taxable period, by Buyer, any Affiliate of Buyer, any Company or any Subsidiary attributable to Taxes paid by any Seller, Company or Subsidiary (or any predecessor or Affiliate of any Seller) with respect to any Pre-Closing Tax Period, except to the extent such refund was reflected as an asset in Final Working Capital. Buyer shall be entitled to any refund of Taxes that relates to a carry-back of any item of loss, deduction or credit that arises in any Post-Closing Tax Period. Except as otherwise provided in the immediately preceding sentence, any refunds of Taxes of the Companies or Subsidiaries for any taxable period that begins on or before and ends after the Closing Date shall be equitably apportioned between Sellers and Buyer in accordance with the principles set forth in Section 9.06(e). Any refunds of Taxes of the Companies or Subsidiaries for any taxable period beginning after the Closing Date shall be for the account of Buyer. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled pursuant to this Section 9.03(e) to a refund of Taxes, the amount of such refund within ten (10) days after such refund is actually received or applied against another Tax liability, as the case may be, in each case net of any costs to the party receiving such refund.

(f) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) imposed in connection with the purchase and sale of the Company Shares (or the conveyance of any other asset) pursuant to this Agreement (including any real property transfer Tax and any similar Tax), and any notarial fees in connection therewith, shall be borne and paid equally by Buyer, on the one hand, and Sellers, on the other hand, regardless of which party is responsible for such Tax under Applicable Law. Buyer and Sellers shall cooperate in the preparation and filing of all necessary Returns and other documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, Sellers will, and will cause their Affiliates to, join in the execution of any such Returns and other documentation.

Section 9.04. Procedures Related to Tax Claims. (a) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) is received from any Taxing Authority with respect to Taxes for which one party to this Agreement may be entitled to indemnification from another party, the party receiving the notice shall notify the other party in writing of the Tax Claim within ten days of receipt thereof; provided, that any failure timely to notify the other party shall not relieve the indemnifying party from its obligations under Section 9.06 except to the extent that the indemnifying party is actually prejudiced as a result of such failure.

(b) Except as otherwise provided in Section 9.04(c), if any Tax Claim is delivered, sent, commenced or initiated against any of the Companies or the Subsidiaries by any Taxing Authority, Buyer shall be solely responsible for controlling the defense of such Tax Claim; provided, that, if such Tax Claim relates to a taxable period that, with respect to a Company or Subsidiary, begins on or before and ends after the Closing Date or relates to a Tax Claim for which Sellers are required to indemnify Buyer: (i) Buyer shall keep Seller Representative fully informed of any proceedings, events and developments related to or in connection with such Tax Claim; (ii) Seller Representative shall be entitled to receive copies of all correspondence with any Taxing Authority and documents related to such Tax Claim; (iii) Buyer shall consult with Seller Representative and shall not enter into any settlement with respect to any such Tax Claim that is reasonably likely to have an adverse effect on Sellers that is material without Seller Representative’s prior written consent, which consent shall not be unreasonably delayed or withheld; and (iv) at Sellers’ own cost and expense, Seller Representative shall have the right to participate in (but not control) the defense of any such Tax Claim. Notwithstanding the foregoing, in the event that Buyer wishes to settle a Tax Claim that relates to a taxable period which, with respect to a Company or Subsidiary, begins on or before and ends after the Closing Date, and Seller Representative withholds its consent, Seller Representative shall take over control of the Tax Claim at Sellers’ cost and expense and, to the extent that the amount of the Tax Claim ultimately is determined to be greater than the amount for which Buyer was willing to settle, Sellers shall bear such excess cost. Except as provided in the preceding sentence, the costs and expenses (including attorney’s fees and expenses) incurred by Buyer in contesting any such Tax Claim shall be borne by Buyer. Sellers and their respective Affiliates shall cooperate with Buyer in connection with any such Tax Claim.

(c) If a Tax Claim in respect of a Company or Subsidiary relates to a taxable period that, with respect to such Company or Subsidiary, ends on or before the Closing Date (other than a Federal Tax Return or Combined Tax Return), Seller Representative shall have the right (but not the obligation) to elect to control, defend, settle, compromise, or contest such Tax Claim; provided, however, that, if Seller Representative so elects, (i) Seller Representative shall keep Buyer fully informed of any proceedings, events and developments related to or in connection with such Tax Claim; (ii) Buyer shall be entitled to receive copies of all correspondence and documents related to such Tax Claim; (iii) Seller Representative shall consult with Buyer and shall not enter into any settlement with respect to any such Tax Claim that is reasonably likely to have an adverse effect on Buyer and its Affiliates (including, after the Closing, the Company and Subsidiaries) that is material and for which Sellers have no obligation to indemnify Buyer without Buyer’s prior written consent, which consent shall not be unreasonably delayed or withheld; and (iv) at its own cost and expense, Buyer shall have the right to participate in (but not control) the defense of any such Tax Claim. Notwithstanding the foregoing, in the event that the Seller Representative wishes to settle a Tax Claim and Buyer withholds its consent, Buyer shall take over control of the Tax Claim (other than a Tax Claim relating to Federal Taxes or Combined Taxes) at its own cost and expense and, to the extent that the amount of the Tax Claim ultimately is determined to be greater than the amount for which Seller Representative was willing to settle, Buyer shall bear such excess cost. Except as provided in the preceding sentence, the costs and expenses (including the cost of counsel) incurred by Sellers in contesting any such Tax Claim shall be borne by Sellers. Buyer and its Affiliates (including the Companies and Subsidiaries after the Closing) shall cooperate with Seller Representative in connection with any such Tax Claim. Seller Representative shall have the right to control, defend, settle, compromise, or contest any Tax Claim relating to a Federal Tax Return or Combined Tax Return; provided, that if such Tax Claim could reasonably be expected to have an adverse effect on Buyer or any of its Affiliates (including the Companies and Subsidiaries in a Post-Closing Period) that is material, (i) Seller Representative shall keep Buyer fully informed of any proceedings, events and developments related to or in connection with such Tax Claim; (ii) Buyer shall be entitled to receive copies of all correspondence and documents related to such Tax Claim; and (iii) Seller Representative shall conduct such Tax Claim diligently and in good faith as if it were the only party in interest in connection with such Tax Claim.

Section 9.05. Cooperation on Tax Matters. Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) (and including records relating to withholding and payment of income and unemployment Taxes and FICA Taxes with respect to wages paid to employees of the Companies and the Subsidiaries during the calendar year in which the Closing occurs, including IRS Forms W-4) and assistance relating to the Companies as is reasonably necessary for the filing of any Return (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), action, for the preparation for any audit, and for the prosecution or defense of any claim, action, suit or proceeding relating to any proposed adjustment. Buyer and Sellers agree to retain or cause to be retained all books and records pertinent to the Companies and Subsidiaries until the applicable period for assessment under Applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Buyer agrees to use commercially reasonable efforts to cause the Companies and Subsidiaries to give Seller Representative reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller Representative so requests, each Company and Subsidiary shall allow Seller Representative to take possession of such books and records. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Companies for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.05. Sellers agree to use commercially reasonable efforts to furnish Buyer, prior to the Closing Date with the information set forth in Schedule 9.05.

Section 9.06. Tax Indemnification. (a) Each Seller and SG Corporation, on a joint and several basis together with each other Seller, agrees to indemnify Buyer and its Affiliates (including the Companies and Subsidiaries) against and agrees to hold them harmless from any liability for (i) Excluded Taxes, (ii) Taxes arising from or in connection with any breach by Sellers or Seller Representative of any covenant contained in this Agreement, (iii) Transfer Taxes to the extent required to be borne by Sellers pursuant to Section 9.03(f), and (iv) all costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), arising out of or incident to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, any Company or Subsidiary (the sum of (i), (ii), (iii) and (iv) being referred to as a “Loss”); provided that no Seller shall have any liability for the payment of any Loss (A) to the extent such Loss is attributable to or resulting from any breach by Buyer or any of its Affiliates of the covenant set forth in Section 9.09 hereof and would not have arisen but for such breach, (B) to the extent a specific reserve or liability for such Loss was reflected in Final Working Capital, or (C) described in clauses (i), (ii) and (iv) of this Section 9.06(a) unless the aggregate amount of all Losses with respect to the matters described in clauses (i), (ii) and (iv) of this Section 9.06(a) exceeds $50,000, and then only to the extent of such excess.

(b) Buyer agrees to indemnify Sellers and their Affiliates and hold them harmless from all liability for (i) Taxes of the Companies and the Subsidiaries for Post-Closing Tax Periods, (ii) Taxes arising from or in connection with any breach by Buyer of any covenant contained in this Agreement, (iii) Transfer Taxes to the extent required to be borne by Buyer pursuant to Section 9.03(f), and

(iv) all costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), arising out of or incident to the imposition, assessment or assertion of any item described in clauses (i) through (iii); provided that Buyer shall have no liability for the payment of any item described in clauses (i), (ii) or (iv) of this Section 9.06(b) unless the aggregate amount of all liabilities with respect to the matters described in clauses (i), (ii) and (iv) of this Section 9.06(b) exceeds $50,000, and then only to the extent of such excess.

(c) If Sellers’ indemnification obligations under this Section 9.06 arises in respect of an adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, any Company or Subsidiary any deduction, amortization, exclusion from income or other allowance (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then Buyer shall promptly pay to the Sellers the amount by which such Tax Benefit actually reduces the amount of Tax that the Buyer or any of its Affiliates is required to pay (or increases the amount of a Tax refund actually received by Buyer or any of its Affiliates).

(d) Any payment required to be made pursuant to this Section 9.06 shall be made not later than 30 days after receipt by the indemnifying party of written notice from the indemnified party stating that any indemnified amount has been paid by the indemnified party, any of its Affiliates or, effective upon the Closing, any Company or Subsidiary. The written notice shall set forth in reasonable detail the calculation and the amount for which indemnity is sought and the circumstances giving rise to the indemnity claim.

(e) For purposes of this Article 9:

(i) the parties hereto agree to allocate Tax items between Pre-Closing Tax Periods and Post-Closing Tax Periods that end on and begin after, respectively, the Closing Date on the basis of a “closing of the books.” Anything in Section 9.03(a) to the contrary notwithstanding, the parties hereto agree that neither Sellers (or any of their respective Affiliates) nor Buyer (or any of its Affiliates) will make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) or any similar provision of state, local or foreign law; and

(ii) in the case of any Taxes that are imposed with respect to a taxable period that, with respect to a Company or Subsidiary, includes (but does not end on) the Closing Date (a “Straddle Period”), (A) Property Taxes of the Companies and the Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing

Tax Period and the denominator of which is the number of days in the Straddle Period; and (B) Taxes (other than Property Taxes) of the Companies or the Subsidiaries allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on and included the Closing Date and was therefore subject to Section 9.06(e)(i), provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period. Each Company and each Subsidiary that is classified as a partnership or “flowthrough” entity for Tax purposes shall be treated for purposes of this Agreement as if its taxable year ended as of the close of business on the Closing Date and Taxes attributable to the income and gain of each such entity through the close of business on the Closing Date shall be considered to be attributable to the Pre-Closing Tax Period.

(f) Survival of Tax Indemnity. The Tax indemnity contained in this Section 9.06 shall survive the Closing for a period of seven years. Notwithstanding the preceding sentence, any indemnity claim under this Article 9 shall survive the time at which it would otherwise terminate if notice of a Tax Claim that would reasonably be expected to give rise to such indemnity claim is given prior to such time.

Section 9.07. Purchase Price Adjustment. Except to the extent otherwise required pursuant to a Final Determination, any amount paid by Sellers or Buyer under Article 9 or Article 12 will be treated as an adjustment to the Purchase Price.

Section 9.08. Purchase Price Allocation. To the extent Buyer and Sellers agree to an allocation of the Purchase Price in accordance with Section 2.01 (the “Allocation”), Buyer and Sellers agree to allocate the Purchase Price for all Tax purposes in accordance with the Allocation (except to the extent otherwise required by a Final Determination) and will provide the other promptly with any other information reasonably required to complete any necessary Returns. Buyer, on the one hand, and Sellers, on the other hand, will each notify the other, and will provide the other with reasonably requested cooperation, in the event of an examination, audit, or other proceeding regarding any of the allocations set forth in the Allocation.

Section 9.09. Additional Buyer Tax Covenant. Buyer covenants that it will not, and will not cause or permit any Company or Subsidiary or Affiliate of Buyer, to effect any transaction or take any action on the Closing Date after the Closing outside the ordinary course of business that would reasonably be expected to give rise to any Tax liability of any Seller or any Seller Group, which liability would not have arisen but for such action, it being agreed and understood that actions contemplated by this Agreement and actions deemed to occur by reason of any Section 338(g) Election contemplated by Section 9.10 shall not constitute a violation of this Section 9.09.

Section 9.10. Section 338(g) Elections. Buyer shall have the right to make, or to cause its Affiliates to make, timely elections under Section 338(g) of the Code (a “Section 338(g) Election”) only with respect to the purchase and sale of the shares of each Foreign Company and any Subsidiary of such Foreign Company other than any Foreign Company or Subsidiary of such Foreign Company the shares of which are owned, directly or indirectly, by SG Corporation as of the date hereof.

Section 9.11. Exclusive Remedies; Limitation to Related Subsidiaries. Anything in this Agreement to the contrary notwithstanding, Tax Claims and indemnification for any and all Tax matters, including indemnification for breaches of any representation or warranty set forth in Section 9.02, and the procedures with respect thereto shall be governed exclusively by this Article 9 and the provisions contained in Article 12 (other than Section 12.01) shall not apply. References in this Article 9 to Subsidiaries are limited to those Subsidiaries set forth in Schedule 3.07.

ARTICLE 10

EMPLOYEE BENEFITS

Section 10.01. Employee Benefits. (a) Each employee of the Companies and Subsidiaries who is an employee thereof as of the Closing (a “Company Employee”) will receive service credit for all periods of employment with any Company or Subsidiary or any predecessor thereof prior to the Closing for purposes of vesting, eligibility and (except with respect to any tax-qualified pension plans) benefit levels under any employee benefit plan in which such employee participates after the Closing, to the extent that such service was recognized under any analogous plan of any Company, Subsidiary or Seller or an Affiliate thereof in effect immediately prior to the Closing; provided that no such service credit shall be given for purposes of accrual of benefits under any defined benefit pension plan or if it would result in a duplication of benefits.

(b) If, on or after the Closing, any Company Employee becomes covered under any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Welfare Plan”), other than the plan in which he or she participated immediately prior to the Closing (a “Prior Welfare Plan”), Buyer shall cause any such Successor Welfare Plan to waive any restrictions or limitations with respect to any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Prior Welfare Plan), and any eligible expenses incurred by such Company Employee and his or her covered dependents during the calendar year in which the Company Employee becomes covered under any Successor Welfare Plan shall be taken into account under any such Successor Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during a period in which the Company Employee or covered dependent was covered under a corresponding Prior Welfare Plan.

(c) Each Seller shall, and shall cause its Affiliates to, take all actions necessary to vest Company Employees in 100% of their “employer-match” as of the Closing Date under the Saint-Gobain Corporation 401(k) Plan for Salaried and Hourly Employees. Buyer’s qualified 401(k) plan shall accept rollovers or plan-to-plan transfers of assets (and any then outstanding loans) and Company Employees who are not represented by labor unions or similar collective bargaining entities will be permitted to participate in Buyer’s qualified 401(k) plan in accordance with its terms; provided that each of Buyer and Seller Representative shall receive reasonably acceptable evidence that 401(k) Plan of SG Corporation and Buyer, respectively, is qualified under the applicable provisions of the Code. Buyer shall, and shall cause its Affiliates to, comply with the terms and conditions of all collective bargaining agreements to which any Company or Subsidiary is a party or is otherwise bound.

(d) As of the Closing Date, each Company Employee then participating in the Calmar Pension Plan or the Retirement Accumulation Plan portions of the Saint-Gobain Corporation Retirement Income Plan (the “U.S. Pension Plan”) shall be treated by Sellers as 100% vested in such Company Employee’s accrued benefit thereunder. Sellers shall be responsible for causing the U.S. Pension Plan to pay any benefits to which such Company Employees are eligible in accordance with the provisions of the U.S. Pension Plan.

(e) As of the Closing Date, each Seller shall take all actions necessary to (i) cause SG Corporation to vest all of the Company Employees participating in the U.S. Pension Plan in 100% of their accrued benefit or account balances as of the Closing Date; and (ii) to the extent the Company Employees so elect, to facilitate the roll over of eligible amounts distributed from the U.S. Pension Plan to an individual retirement account or to a retirement plan qualified under the Code. If Buyer is the sponsor of a qualified retirement plan at the time of Closing or at any time after Closing, Buyer shall take reasonably action necessary to cause its qualified retirement plan to accept such rollovers in accordance with its terms.

(f) For at least one year following the Closing, Buyer (i) shall make available to each Company Employee severance benefits no less favorable than those made available to each Company Employee immediately prior to the Closing and (ii) shall be solely responsible for all severance liabilities arising on or after the Closing Date to or in respect of Company Employees.

(g) After the Closing, Sellers agree to retain the Retiree Healthcare Liabilities; provided that for purposes of calculating the Retiree Healthcare Liabilities, an eligible employee’s age and service shall be deemed to end on the earlier of (x) three years after the Closing or (y) the termination of such employee’s employment with Buyer or an Affiliate thereof.

(h) Sellers agree to retain, and indemnify Buyer and its Affiliates for and hold each of them harmless from, (i) any Withdrawal Liability incurred with respect to any Employee Plan that is a Multiemployer Plan to the extent such Withdrawal Liability is caused by any actions taken by Sellers, Sellers’ ERISA Affiliates, any Company or any Subsidiary prior to the Closing and exceeds $1.35 million in the aggregate and (ii) any Liability resulting from a breach of clause (ii) of Section 3.18(e).

(i) Except as otherwise specifically provided in this Article 10, after the Closing, Sellers agree to retain all liabilities and obligations arising out of or relating to (i) any Controlled Group Liabilities and (ii) Employee Plans and International Plans, in case of clause (ii), that are not sponsored or contributed to solely by one or more Companies or Subsidiaries.

(j) Buyer agrees, and agrees to cause its Affiliates, to pay to the Seller Representative any amounts received by Buyer or its Affiliates in respect of the car loan made by the Companies and Subsidiaries to Phillip Davies prior to the Closing in the aggregate amount of $35,000. Such amounts shall be paid by Buyer or its Affiliates to the Seller Representative promptly following receipt thereof.

ARTICLE 11

CONDITIONS TO CLOSING

Section 11.01. Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a) Any applicable waiting period under the HSR Act and any other applicable Antitrust Laws relating to the transactions contemplated hereby shall have expired or been terminated;

(b) No provision of any Applicable Law shall prohibit the consummation of the Closing; and

(c) All material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained except for any such actions or filings the failure to take, make or obtain, in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

Section 11.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) of the following further conditions:

(a) (i) Each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) except as may be affected by acts permitted by Section 6.01 hereof, the representations and warranties of such Seller contained in this Agreement and in any certificate or other writing delivered by such Seller or Seller Representative pursuant hereto (disregarding all qualifications and exceptions as to materiality or Material Adverse Effect contained therein) shall be true at and as of the Closing Date, as if made at and as of such date (except for any representation or warranty made as of a specific date, which representation or warranty shall be true at and as of such specific date), with only such exceptions as, in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by an officer of Seller Representative to the foregoing effect;

(b) Buyer shall have received from SG Delaware a certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2), substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);

(c) No litigation is pending by any Governmental Authority seeking to prohibit or otherwise challenge the transactions contemplated by this Agreement; and

(d) Buyer shall have received a certificate, in the form attached as Exhibit E, in respect of the net worth of SG Corporation and the matters referred to in Section 6.11.

Section 11.03. Conditions to Obligations of Sellers. The obligation of each Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller Representative) of the following further condition:

(a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (i) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto (disregarding all qualifications and exceptions as to materiality contained therein) shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (except for any representation or warranty made as of a specific date, which representation or warranty shall be true at and as of such specific date) and (ii) such Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

Section 12.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of 18 months after the Closing Date; provided that the representations and warranties contained in (i) Section 9.02 (Tax Representations) of this Agreement shall survive the Closing for a period of seven years after the Closing Date and (ii) Section 3.14 (Intellectual Property) and Section 3.19 (Environmental Matters) of this Agreement shall survive for a period of 3 years after the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party (or parties) against whom such indemnity may be sought prior to such time.

Section 12.02. Indemnification. (a) Effective at and after the Closing, each Seller and SG Corporation, on a joint and several basis together with each other Seller and SG Corporation, hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely among the parties hereto) (“Damages”) actually suffered by Buyer or any of its Affiliates arising out of (x) any misrepresentation or breach of warranty (taking into account Section 12.04(c)) made by any Seller pursuant to this Agreement, (y) any breach of covenant or agreement made or to be performed by any Seller pursuant to this Agreement (other than any covenant or agreement contained in Article 9) and (z) any Specified Liabilities; provided that with respect to indemnification by SG Corporation and Sellers pursuant to clause (x) of this Section 12.02(a), (i) SG Corporation and Sellers shall not be liable unless the aggregate amount of Damages with respect to the matters described in such clause (x) and in clause (x) of Section 12.02(b) together exceeds $10,649,250 and then only to the extent of such excess, (ii) SG Corporation and Sellers shall not be liable for any single claim with respect to such matters in clause (x) of this Section 12.02(a) which results in Damages of $50,000 or less (and no such claim shall be aggregated for purposes of clause 12.02(a)(i)) and (iii) the maximum liability for Sellers and SG Corporation for all matters referenced to in clause (x) of this Section 12.02(a) and in clause (x) of Section 12.02(b) shall not exceed $106,492,500 in the aggregate.

(b) Effective at and after the Closing, SG Corporation hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Buyer or any of its Affiliates arising out of (x) any misrepresentation or breach of warranty made by SG Corporation pursuant to this Agreement and (y) any breach of covenant or agreement made or to be performed by SG Corporation pursuant to this Agreement (other than any covenant or agreement contained in Article 9); provided that with respect to indemnification by SG Corporation pursuant to clause (x) of this Section 12.02(b), (i) SG Corporation shall not be liable unless the aggregate amount of Damages with respect to the matters described in clause (x) of Section 12.02(a) and in clause (x) of this Section 12.02(b) together exceeds $10,649,250 and then only to the extent of such excess, (ii) SG Corporation shall not be liable for any single claim with respect to such matters in clause (x) of this Section 12.02(b) which results in Damages of $50,000 or less (and no such claim shall be aggregated for purposes of clause 12.02(b)(i)) and (iii) the maximum liability for Sellers and SG Corporation for all matters referenced to in clause (x) of Section 12.02(a) and in clause (x) of this Section 12.02(b) shall not exceed $106,492,500 in the aggregate.

(c) Effective at and after the Closing, Buyer hereby indemnifies each Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by such Seller or any of its Affiliates arising out of (x) any misrepresentation or breach of warranty made by Buyer pursuant to this Agreement and (y) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than any covenant or agreement contained in Article 9); provided that with respect to indemnification by Buyer pursuant to clause (x) of this Section 12.02(c), (i) Buyer shall not be liable unless the aggregate amount of Damages with respect to the matters described in such clause (x) exceeds $10,649,250 and then only to the extent of such excess, (ii) Buyer shall not be liable for any single claim with respect to such matters in such clause (x) which results in Damages of $50,000 or less (and no such claim shall be aggregated for purposes of clause 12.02(c)(i)) and (iii) Buyer’s maximum liability for all such matters referred to in clause (x) of this Section 12.02(c) shall not exceed $106,492,500 in the aggregate.

Section 12.03. Procedures. (a) The party seeking indemnification under Section 12.02 (the “Indemnified Party”) agrees to give prompt written notice to the party (or parties) against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in (x) the defense of any Claim either asserted by any third party (“Third Party Claim”) or (y) the resolution of any Claim arising out of an alleged breach of the representations and warranties set forth in Section 3.19 (Environmental Matters) (an “Environmental Claim”) and, subject to the limitations set forth in this Section 12.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

(c) If the Indemnifying Party elects to assume the control of the defense of any Third Party Claim or any Environmental Claim in accordance with the provisions of this Section 12.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim or Environmental Claim, as applicable, if the settlement does not completely, unconditionally and irrevocably release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or Environmental Claim, or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim or in the resolution of such Environmental Claim, as applicable, and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d) If the Indemnifying Party does not elect to defend the Indemnified Party against a Third Party Claim or to control the resolution of any Environmental Claim, as applicable, then the Indemnified Party shall have the right to defend against such claim and the portion of any such claim as to which the defense by the Indemnified Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be a liability of the Indemnifying Party hereunder.

(e) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim or Environmental Claim, as applicable, and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f) Each Indemnified Party must mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(g) No Indemnified Party shall have a right to assert any claim for Damages pursuant to this Article 12 for a breach of a representation or warranty contained in Section 3.19 (Environmental Matters), to the extent that such claim arises out of any investigation of the soil or groundwater or any disclosure, report, or communication to any Governmental Authority or third party regarding an environmental matter, or out of the encouragement by an Indemnified Party of any action by a Governmental Authority or third party, unless:

(i) Such investigation, action, or encouragement is (A) required by any Environmental Law, (B) reasonably believed by the Indemnified Party, in the absence of an indemnity, to be necessary to respond to any Third Party Claim against the Indemnified Party, (C) required or in accordance with standard commercial practices in connection with the closure or decommissioning of a facility where such action would have been undertaken in the ordinary course of closing or decommissioning such facility in the absence of an indemnity, or (D)

required as a result of the discovery of a condition which is identified during the course of construction, which construction is undertaken in the ordinary course of operating the site in the same business in which the site was operating as of the Closing Date; or

(ii) The Indemnified Party investigates, takes action, initiates or encourages any such action other than as permitted in Section 12.03(g)(i) above, in which case the liability of the Indemnifying Party under this Agreement for any Damages relating to Environmental Claims triggered by such investigation, action, initiation or encouragement shall be limited to 25% of any Damages incurred by the Indemnified Party, determined after application of any applicable deductible or threshold payments and subject to all limitations on maximum liability and any other limitations on liability, each as set forth in this Agreement.

(h) Each Indemnified Party shall use reasonable best efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 12.02.

(i) Sellers shall be entitled to control the defense or prosecution of any Claim relating to any Specified Liabilities and shall be entitled to control and appoint lead counsel for such defense or prosecution, each at Sellers’ expense. Buyer shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any such Claim, and shall furnish or cause to be furnished such records, information and testimony, and attend and cause its Affiliates to attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Without limiting the generality of the foregoing, Buyer shall cooperate, and cause its Affiliates to cooperate, with Sellers and their counsel in the investigation, trial, defense and prosecution of any such Claim (including the filing of any cross-claim, counterclaim or other proceeding deemed reasonably appropriate by Sellers) and any appeal arising therefrom. Such cooperation shall include Buyer and its Affiliates giving prompt written notice to Sellers of any notice, request, pleading or similar matter they shall receive relating to any such Claim, and making available, without charge upon reasonable advance notice and during normal office hours, to Sellers and their counsel such of its and its Affiliates’ books, records, documents and other data, and such of its and its Affiliates’ officers, directors, employees, accountants, counsel, consultants, advisors and agents and other representatives as shall be reasonably necessary. Buyer hereby agrees, and agrees to cause its Affiliates, to retain all such books, records, documents and other data in accordance with their respective document retention policies as in effect from time to time.

(j) The parties acknowledge and recognize that (A) Sellers and, prior to the Closing, the Companies and Subsidiaries, on the one hand, and Buyer and,

after the Closing, the Companies and Subsidiaries, on the other hand, possess or may possess in the future documents or other information regarding the other group relating to the Specified Liabilities that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”) and (B) in furtherance of seeking, obtaining or providing legal advice regarding the matters contemplated by this Section 12.03, the two groups may exchange in confidence between themselves or their counsel the Privileged Information. Each party hereto agrees to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege in order to protect any Privileged Information from disclosure or use. Without limiting the generality of the foregoing, the parties and their respective Affiliates shall not (i) waive any Privilege with respect to any Privileged Information, (ii) fail to defend any Privilege with respect to any Privileged Information, or (iii) fail to take any other actions necessary to preserve any Privilege with respect to any Privileged Information.

Section 12.04. Calculation of Damages. (a) The amount of any Damages payable under Section 12.02 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) The Indemnifying Party shall not be liable under Section 12.02 for any (i) Damages relating to any matter to the extent that (x) there is included in the Closing Balance Sheet a specific liability or reserve relating to such matter or (y) the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.04, or (ii) special, punitive, indirect or consequential Damages (A) unless payable to a third party and directly attributable to the actions of an Indemnifying Party, or (B) other than reasonably foreseeable consequential damages in respect of loss of profits of the Calmar Business or diminution in value of the Calmar Business.

(c) For purposes of determining the existence and the amount of a Damage under this Article 12 resulting from a misrepresentation or a breach of any representation or warranty (other than the representations or warranties in Sections 3.08, 3.09(a), and 3.23) made in this Agreement (including for purposes of determining whether there has been a breach of such representation or warranty), all references therein to “material,” “in all material respects,” “Material Adverse Effect” and similar qualifications as to materiality shall be deemed to be deleted therefrom; provided that for this purpose, “material,” “in all material respects,” “Material Adverse Effect” and similar qualifications as to materiality shall not include any threshold expressed as a dollar amount or any qualification that pertains to a list of items. For the avoidance of doubt, this Section 12.04(c) shall not apply in determining whether a misrepresentation or breach of representation or warranty has occurred for the purpose of Article 11.

Section 12.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 12.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 12.06. Exclusivity. Except as specifically set forth in this Agreement and other than for claims based on fraud, effective as of the Closing, Buyer waives any rights and claims Buyer may have against each Seller and its Affiliates, whether in law or in equity, relating to any Company or Subsidiary or the Company Shares or the transactions contemplated hereby. The rights and claims waived by Buyer include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Article 9 and Section 12.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.04, 6.02, 7.02, 7.03 and 7.04) or other claim arising out of this Agreement or the transactions contemplated hereby.

ARTICLE 13

TERMINATION

Section 13.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Sellers and Buyer;

(b) by any Seller or by Buyer if the Closing shall not have been consummated on or before September 30, 2006 (the “Termination Date”)

(provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement);

(c) by any Seller or by Buyer if any Governmental Authority having competent jurisdiction shall have issued any order, decree, ruling or judgment permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement (A) as violative of any Antitrust Laws or (B) for any reason other than as contemplated by Section 13.01(c)(A), and in either case, such order, decree, ruling or judgment shall have become final and non-appealable.

The party desiring to terminate this Agreement pursuant to Sections 13.01(b) or 13.01(c) shall give written notice of such termination to the other parties.

Section 13.02. Effect of Termination. If this Agreement is terminated as permitted by Section 13.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other parties or (ii) failure to perform a covenant of this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure. The provisions of Sections 7.01, and 13.02 and Article 14 shall survive any termination hereof pursuant to Section 13.01.

ARTICLE 14

MISCELLANEOUS

Section 14.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

MeadWestvaco Corporation

One High Ridge Park

Stamford, Connecticut 06905

Attention: Naren Srinivasan

Facsimile No.: (203) 461 7540

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Elliott V. Stein, Esq. / Gavin Solotar, Esq.

Facsimile No.: (212) 403-2000

if to Sellers or SG Corporation, to:

c/o Saint-Gobain Corporation

750 East Swedesford Road

Valley Forge, Pennsylvania 19482

Attention: John R. Mesher, General Counsel

Facsimile No.: (610) 341-7865

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Carole Schiffman, Esq.

Facsimile No.: (212) 450-3800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier service, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent after 5 p.m., on the following Business Day), or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 14.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 14.03. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 14.04. Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. (a) Buyer waives and will not assert, and, after the Closing, will cause each Company and Subsidiary to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any Seller, or any stockholder, officer, employee or director of any Company or Subsidiary, or any Affiliate of any of the foregoing (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby, by any legal counsel currently representing any Seller or any Company or Subsidiary in connection with this Agreement or any other agreements contemplated thereby (the “Current Representation”).

(b) In any dispute between Buyer (or after the Closing any Company or Subsidiary) and Sellers arising out of this Agreement, Buyer shall waive and will not assert, and after the Closing, will cause each Company and Subsidiary to waive and not to assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation by such legal counsel; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement or any other agreements contemplated thereby, or to communications with any Person other than the Designated Persons.

Section 14.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further that Buyer may assign the right to acquire the Company Shares to one or more subsidiaries of Buyer, without the consent of Sellers, but such assignment shall not relieve Buyer of any of its obligations under this Agreement.

Section 14.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 14.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.01 shall be deemed effective service of process on such party.

Section 14.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto, and with respect to Section 7.05, the Covered Persons, and with respect to Section 14.04, Davis Polk & Wardwell, and their respective successors and permitted assigns.

Section 14.10. Entire Agreement. The Transaction Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof; provided that the Non-Disclosure Agreement shall survive the execution of this Agreement and shall terminate without any further action by any party thereto upon the Closing.

Section 14.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.12. Schedules. Sellers have set forth information on the Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Schedules need not be set forth in (and shall be deemed disclosed for purposes of) any other section of the Schedules so long as its relevance to such other section of the Schedules or section of the Agreement is reasonably apparent on the face of the information disclosed therein. The parties acknowledge and agree that the Schedules may include certain items and information solely for informational purposes for the convenience of Buyer. The parties further acknowledge and agree that neither the specification in any provision of this Agreement nor the inclusion in any Schedule hereto of any dollar amount or any item or matter is intended to imply or shall be deemed to constitute an acknowledgment by Sellers that such amount (or higher or lower amount) or such item or matter (or other items or matters) are or are not (x) material or rise to the level of any materiality or Material Adverse Effect standard for purposes of this Agreement or the Schedules, (y) in the ordinary course of business of any Company or Subsidiary or (z) required to be disclosed by the terms of this Agreement. No party shall use the fact of any such specification or inclusion (or lack thereof) in any dispute or controversy among the parties as to the foregoing matters.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MEADWESTVACO CORPORATION

By:
Name:
Title:

SAINT-GOBAIN DELAWARE CORPORATION

By:
Name:
Title:

SAINT-GOBAIN VIDROS SA

By:
Name:
Title:

SAINT-GOBAIN SEKURIT MEXICO

By:
Name:
Title:

SAINT-GOBAIN DESJONQUERES NORTH AMERICA, INC.

By:
Name:
Title:

SAINT-GOBAIN LA GRANJA SA

By:
Name:
Title:

SAINT-GOBAIN KIPFENBERG GMBH

By:
Name:
Title:

SAINT-GOBAIN VETRI S.P.A.

By:
Name:
Title:

SAINT-GOBAIN CORPORATION

By:
Name:
Title: